Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

NICKEL ROAD DEVELOPMENT LLC,

AS SELLER, AND

NICKEL ROAD OPERATING LLC,

AS NR OPERATOR,

AND

PRAIRIE OPERATING CO.,

AS PURCHASER, AND

PRAIRIE OPERATING CO., LLC,

AS PURCHASER OPERATOR

DATED JANUARY 11, 2024

i

(cont’d)

ii

(cont’d)

iii

(cont’d)

Exhibits:

Exhibit A-1	-	Leases
Exhibit A-2	-	Mineral Fee Interests
Exhibit A-3	-	Wells
Exhibit A-4	-	Units
Exhibit B	-	Oil and Gas Contracts
Exhibit C	-	Equipment
Exhibit D	-	Surface Use Agreements
Exhibit E	-	Permits
Exhibit F	-	Non-Foreign Certificate
Exhibit G	-	Nickel Road Drilling Permits
Exhibit H	-	Escrow Agreement
Exhibit I	-	Form of Assignment and Bill of Sale
Exhibit J	-	Form of Transition Services Agreement
Exhibit K	-	Leasing Restrictions

Schedules:

Schedule 1.2(d)	-	Allocated Value
Schedule 1.3(a)(i)(B)	-	Post-Effective Date Costs
Schedule 3.5	-	Approvals
Schedule 3.6	-	Pending Litigation
Schedule 3.7	-	Compliance with Laws
Schedule 3.8	-	Taxes
Schedule 3.9(a)	-	Contracts
Schedule 3.9(c)	-	Contract Breaches
Schedule 3.10(a)	-	Outstanding Capital Commitments
Schedule 3.10(b)	-	Non-Consent Operations
Schedule 3.11	-	Imbalances
Schedule 3.13	-	Environmental Matters
Schedule 3.15	-	Plugging and Abandonment
Schedule 3.17	-	Suspense Funds
Schedule 3.19	-	Preferential Purchase Rights
Schedule 3.25	-	Liens
Schedule 3.26	-	Continuous Operating Activities
Schedule 3.27	-	Insurance
Schedule 3.28	-	Payout Balances
Schedule 3.29	-	Bonds and Credit Support
Schedule 6.2	-	Interim Period Actions
Schedule XIII	-	Excluded Assets

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 11, 2024 (the “Execution Date”), by and among Nickel Road Development LLC, a Delaware limited liability company (“Seller”), and Nickel Road Operating LLC, a Delaware limited liability company (“NR Operator”), and Prairie Operating Co., a Delaware corporation (“Purchaser”) and Prairie Operating Co., LLC, a Delaware limited liability company (“Purchaser Operator”). Seller, NR Operator, Purchaser, and Purchaser Operator sometimes are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms herein shall have the definitions assigned to them in the text or as defined in Section 13.1 of this Agreement.

RECITALS:

WHEREAS, Seller desires to sell and Purchaser desires to purchase those certain oil and gas properties, rights, and related assets defined and described herein in the manner and upon the terms and conditions hereafter set forth (the “Transaction”).

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

Article I
TERMS OF THE TRANSACTION

Section 1.1 Agreement to Purchase and Sell Assets. Seller agrees to sell, and Purchaser agrees to purchase, for the consideration hereinafter set forth the following interests and properties (less and except the Excluded Assets, as defined below) (collectively, the “Properties”):

(a) all right, title, interest and estate of Seller, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to (in each case, excluding the Excluded Assets): (i) all Oil and Gas Leases and other similar properties and interests covering lands located in Weld County, Colorado, to the extent such Oil and Gas Leases are described on Exhibit A- 1 (the “Leases”), (ii) all mineral fee interests covering lands located in Weld County, Colorado, to the extent such mineral fee interests are described on Exhibit A- 2 (the “Mineral Fee Interests”), (iii) all oil, gas, water, disposal, injection, or other wells located on the lands covered by such Leases or Mineral Fee Interests or on lands pooled, communitized, or unitized therewith, to the extent such wells are described on Exhibit A-3 (the “Wells”), (iv) all lands that have been pooled, unitized, or communitized with the lands covered by all or a part of any Lease or any Mineral Fee Interest, to the extent such lands are described on Exhibit A-4 (the “Units” and collectively with the Leases, the Mineral Fee Interests, and the Wells, the “Oil and Gas Properties”), and including all of Seller’s right, title, and interest in and to production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease or Mineral Fee Interest, and all tenements, hereditaments, and appurtenances belonging to the Leases, Wells, and Units;

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(b) to the extent assignable and any consent required to assign the same has been obtained by Seller (which Seller shall use Commercially Reasonable Efforts to obtain), any beneficial interests or rights held by Seller under or derived from all presently existing contracts, agreements, and instruments by which the Oil and Gas Properties are bound as of the Execution Date and will be binding on Purchaser as of the Closing Date, to the extent applicable to such Oil and Gas Properties, including, but not limited to: hydrocarbon or gas sale agreements; production agreements; dedications; operating agreements; development agreements; exploration agreements; area of mutual interest agreements; gathering agreements; gas balancing agreements; disposal agreements; agreements containing seismic licenses and other rights to geological or geophysical data and information directly or indirectly related to the Leases or Mineral Fee Interests; marketing agreements; transportation agreements; unitization, pooling, and communitization agreements; declarations and orders; partnership or joint venture agreements; any agreement pursuant to which Seller has been granted a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property covering lands located in Weld County, Colorado; and farmin and farmout agreements, including those agreements described on Exhibit B (collectively, the “Oil and Gas Contracts”);

(c) all of Seller’s right, title, and interest in and to all wellhead equipment, pumping units, flowlines, pipelines, tanks, buildings, injection facilities, saltwater disposal facilities, compression equipment and facilities, gathering systems, fixtures and equipment and all other personal property, improvements, and fixtures used on or in connection with the ownership, operation or use of the Oil and Gas Properties, including the equipment described on Exhibit C (the “Equipment”);

(d) all easements, rights-of way, surface use agreements, surface fee interests, licenses , permits, servitudes, and other rights, benefits, interests, and powers regarding the use or entry upon lands to the extent used in connection with the ownership or operation of the Oil and Gas Properties, including those surface use agreements described on Exhibit D (the “Surface Use Agreements”);

(e) all of Seller’s right, title, and interest in and to all Permits to the extent the same are assignable, including those Permits described on Exhibit E;

(f) all of Seller’s right, title, and interest in and to all intangible rights, inchoate rights, transferrable rights under warranties made by prior owners, manufacturers, vendors and Third Parties, and rights accruing under any applicable statute of limitations or prescription, to the extent relating to the Properties;

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(g) copies (in digital form, if available) of any records regarding policies of insurance, real property, equipment, materials and service contracts, records, files, documents, reports, returns, filings, notices, information, and data (including production records, well records, Asset Tax records, tariff, financial, audit, and tax data, lease files, and accounting records) and material communications, memoranda, and other information (in physical or digital form), including all material documents supporting such reports, returns, filings, correspondence and memoranda, to the extent such files are in Seller’s, NR Operator’s or its or their Affiliates possession, custody, or control, and further to the extent Seller is contractually permitted to provide the same (provided, that any such documents that Seller is not contractually permitted to provide in full to Purchaser shall be disclosed to Purchaser in writing), in each case whether stored physically or electronically, to the extent related to any or all of the Properties, including: (i) land and title records (including abstracts of title, title opinions and title curative documents, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, ownership reports, operating records and agreements, well files, financial, and accounting records (including revenue and cost decks), geological, geophysical and engineering records); (ii) contract files; (iii) correspondence; (iv) operations, drilling, environmental, production, Tax, and accounting records; (v) regulatory filings (including Permit applications and filings); (vi) environmental records, files, data, and other materials and documentation; and (vii) facility and well files, but in each case excluding any Excluded Records (the “Records”);

(h) to the extent assignable, all geophysical and other seismic and related technical data and information related to the Oil and Gas Properties, as made available by Seller to Purchaser; and

(i) all Hydrocarbons in, on or under or that are produced from or are attributable to the Properties from and after the Effective Date, including those held in storage or existing in stock tanks, pipelines and/or plants (including inventory and linefill) as of the Effective Date.

Section 1.2 Purchase Price.

(a) In consideration of the sale of the Properties by Seller to Purchaser, Purchaser shall:

(i) pay to Seller the sum of Eighty-Three Million Dollars ($83,000,000) in cash (the “Cash Consideration”); and

(ii) subject to Section 1.2(b) below, pay to Seller the Spud Fees (as such term is defined below) in an amount equal to Eleven Million Five Hundred Thousand Dollars ($11,500,000) (collectively, Section 1.2(a)(i)-(ii) being the “Purchase Price”).

(b) The consideration set forth in Section 1.2(a)(i) shall be made at Closing (as such term is defined below). As to Section 1.2(a)(ii), Purchaser will tender to Seller a $200,000 spud fee cash payment each time Purchaser completes the drilling portion of a horizontal well on any existing Nickel Road Form 2 drilling permit as described on Exhibit G or on any Oil and Gas Property (each, a “Spud Fee”). Each Spud Fee payment will be tendered to Seller within forty-five (45) calendar days following the completion of the drilling portion of the then-existing horizontal well. Purchaser will tender to Seller the Spud Fee during the first twelve (12) months following the Closing Date, until such time as the Spud Fee payments to Seller equal the aggregate sum of $11,500,000. In the event Purchaser does not tender to Seller an aggregate Spud Fee payment of $11,500.000 within the twelve (12) months following the Closing Date, Purchaser will pay to Seller the difference of $11,500,000 and the actual total amount of Spud Fees tendered to Seller in two (2) equal payments, with the first such payment being made on the last Business Day of the fifteenth (15th) month following the Closing Date and the second such payment being made on the last Business Day of the eighteenth (18th) month following the Closing Date.

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(c) The Purchase Price, including any adjustments to the Cash Consideration pursuant to Section 1.3, shall be the “Adjusted Purchase Price”.

(d) The Allocated Value, as reasonably agreed to by the Parties, for each of the applicable Properties is set forth on Schedule 1.2(d).

(e) As soon as reasonably practicable after the Final Settlement Statement becomes final and binding on the Parties under Section 1.3(c), Purchaser shall deliver to Seller for its review and approval an allocation of the Adjusted Purchase Price and any other items that are treated as consideration for U.S. federal income Tax purposes among the Properties in accordance with Section 1060 of the Code, and the regulations thereunder, and to the extent permitted by applicable Tax law, in a manner consistent with the Allocated Values (the “Tax Allocation”). Seller shall provide Purchaser with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Seller. If Seller does not deliver any written notice of objection to the Tax Allocation within such thirty (30)-day period, the Tax Allocation shall be final, conclusive, and binding on the Parties. If a written notice of objection is timely delivered to Purchaser, Seller and Purchaser will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Purchaser resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. In the event that Seller and Purchaser do not resolve all of the items disputed in the Tax Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Accounting Referee in accordance with the procedures of Section 1.3(c), mutatis mutandis. Any subsequent adjustments to the Adjusted Purchase Price for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined hereunder. Seller and Purchaser each agree to report, and to cause their respective affiliates to report, the federal, state, and local income Tax consequences of the Transaction, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the date the Final Settlement Statement becomes final and binding on the Parties, in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Adjusted Purchase Price for U.S. federal income Tax purposes, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign law) or with the other Party’s prior consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Tax Allocation.

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Section 1.3 Adjustments to the Cash Consideration.

(a) Adjustments to the Cash Consideration. The Cash Consideration shall be adjusted, without duplication hereunder, as follows:

(i) Upward Adjustments. The Cash Consideration shall be adjusted upward by the following amounts:

(A) the Title Benefit Amount of any Title Benefits (including those resulting from the Contemplated Leasing Activities and Found Assets);

(B) as necessary to give effect to the principles outlined in Section 1.3(a)(iii);

(C) the amounts set forth on Schedule 1.3(a)(i)(B); and any other upward adjustments expressly provided for elsewhere as an upward adjustment to the Cash Consideration in this Agreement or otherwise agreed upon in writing by the Parties;

(D) the amount of all Asset Taxes allocable to Purchaser pursuant to Section 7.4 but paid or economically borne by Seller; and

(E) as necessary, if Seller’s Interim Net Cash Flow is less than Sixteen Million Dollars ($16,000,000), then Sixteen Million Dollars ($16,000,000) less an amount equal to Seller’s Interim Net Cash Flow.

(ii) Downward Adjustments. The Cash Consideration shall be adjusted downward by the following amounts:

(A) the aggregate adjustments Purchaser is entitled to pursuant to Section 8.6 and Section 8.7 with respect to Title Defects and Environmental Defects;

(B) the amount of any Casualty Losses in accordance with Section 8.9;

(C) the amount of all Asset Taxes allocable to Seller pursuant to Section 7.4 but paid or economically borne by Purchaser;

(D) the aggregate amount of Unremitted Withheld Taxes set forth in the Unremitted Withheld Taxes Schedule, if and to the extent there are any such Unremitted Withheld Taxes;

(E) otherwise as necessary to give effect to the principles outlined in Section 1.3(a)(iii);

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(F) the amounts held by Seller in suspense accounts described in Section 3.17;

(G) any other downward adjustments expressly provided for elsewhere as a downward adjustment to the Cash Consideration in this Agreement or otherwise agreed upon in writing by the Parties; and

(H) as necessary, if Seller’s Interim Net Cash Flow is greater than Sixteen Million Dollars ($16,000,000), then an amount equal to Seller’s Interim Net Cash Flow less Sixteen Million Dollars ($16,000,000).

(iii) Other Adjustments. Other adjustments shall be made to the Cash Consideration (without duplication of any other provision of this Agreement) such that:

(A) all expenses (including all drilling costs, all capital expenditures and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by Third Parties, but excluding Taxes), in each case (x) attributable to the Oil and Gas Properties, but expressly excluding general and administrative expenses, applicable royalties, overriding royalties and other similar burdens on production and any expenses or costs incurred in respect of curing or otherwise resolving Title Defects or Environmental Defects or disputes related thereto) and (y) to the extent incurred and allocable to the period after the Effective Date in the ownership, maintenance or operation of the Oil and Gas Properties, will, if paid by Seller, adjust the Cash Consideration upward or otherwise be borne by Purchaser after Closing;

(B) all expenses (including all drilling costs, all capital expenditures, all overhead charges actually charged to Third Parties, and all applicable royalties and similar burdens on production, but excluding Taxes) incurred in connection with the Oil and Gas Properties prior to the Effective Date will be borne by Seller;

(C) all (I) proceeds (net of applicable royalties, overriding royalties and other similar burdens on production, but excluding Taxes) from the sale of Hydrocarbons produced from or allocable to the Oil and Gas Properties after the Effective Date, and (II) other net proceeds from the sales of equipment, materials or other real or personal property attributable to the Oil and Gas Properties after the Effective Date shall in either case adjust the Cash Consideration downward if received by Seller or otherwise be for the account of Purchaser;

(D) all proceeds (net of applicable royalties, overriding royalties and other similar burdens on production, but excluding Taxes) from the sale of Hydrocarbons produced from or allocable to the Oil and Gas Properties prior to the Effective Date shall be for the account of Seller;

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(E) the value of all Hydrocarbons attributable to the Oil and Gas Properties and stored in existing tanks, pipelines (as inventory but not as line-fill) and vessels, to the bottom of the applicable flange, as of the Effective Date shall be credited to Seller. The value of such Hydrocarbons shall be calculated at a price equal to the average price received by Seller from sales during the month of the month prior to the Effective Date of comparable Hydrocarbons from each field from which such Hydrocarbons were produced, net of royalties, overriding royalties and other burdens upon, measured by or payable out of such Hydrocarbon production, gravity adjustments, quality bank adjustments, marketing costs (which include for purposes hereof, among other things, costs of gathering, treating, processing, compression and transportation), but excluding Taxes;

(F) To the extent that there is any Imbalance attributable to the Properties as of the Effective Date, if the net of such Imbalance is in an over-delivery Imbalance (resulting in amounts owed by Third Parties to Seller), the Cash Consideration shall be adjusted upward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Date occurs, multiplied by the net over-delivery Imbalance attributable to the Assets in the appropriate units of measure consistent with such applicable average sales price;

(G) To the extent that there is any Imbalance attributable to the Properties as of the Effective Date, if the net of such Imbalance is in an under-delivery Imbalance (resulting in amounts owed by Seller to Third Parties), the Cash Consideration shall be adjusted downward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Date occurs, multiplied by the net under-delivery Imbalance attributable to the Assets in the appropriate units of measure consistent with such applicable average sales price; and

(H) Asset Taxes shall be allocated in accordance with Section 7.4(c).

(b) Preliminary Settlement Statement.

(i) On or before the day that is ten (10) Business Days prior to the Closing Date, Seller shall prepare and submit to Purchaser a preliminary settlement statement estimating the Adjusted Purchase Price. Such preliminary settlement statement will set forth, in reasonable detail, Seller’s good faith computation of each adjustment to the Cash Consideration described in Section 1.3(a), together with a calculation of the adjustments used to determine such amount, reasonable supporting documentation including but not limited to revenue statements, line itemed operating costs for both capital expenditures and lease operating expenses, accrual statements for costs yet to be paid, and the designation of Seller’s account(s) for the wire transfers of funds as required by Section 1.4(c). Subject to Purchaser’s right to comment as set forth in Section 1.3(b)(ii) below, such calculation shall be utilized by the Parties for purposes of payment of the Adjusted Purchase Price at Closing pursuant to Section 1.4.

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(ii) Purchaser shall have the right, but not the obligation, to review the proposed preliminary settlement statement submitted by Seller in accordance with Section 1.3(b)(i) and may, on or before the day that is five (5) Business Days prior to the Closing Date, provide comments and proposed revisions to Seller with respect to the Adjusted Purchase Price as set forth therein. In the event Purchaser provides Seller with any comments and proposed revisions, Seller shall consider such comments and proposed revisions in good faith with respect to the preparation of any revised preliminary settlement statement.

(c) Final Settlement Statement.

(i) On or before the day that is the later of (A) the date that is ninety (90) days after the Closing Date or (B) five (5) Business Days after the final determination of all disputed Title Defects and Environmental Defects, if any, Purchaser shall prepare and deliver to Seller a draft of the proposed final settlement statement. In addition to the Records and other information provided by Seller to Purchaser in accordance with Section 7.7, Seller shall provide any additional information reasonably requested by Purchaser in order for Purchaser to prepare and deliver to Seller the draft of the proposed final settlement statement. Such proposed final settlement statement will set forth Purchaser’s good-faith estimate of the final Adjusted Purchase Price, reflecting each adjustment made to the Cash Consideration in accordance with this Agreement, which shall be computed in accordance with the terms of this Agreement and include a calculation of the adjustments used to determine such amount and reasonable supporting documentation (the “Final Settlement Statement”).

(ii) Purchaser shall, at Seller’s request, supply reasonable documentation available including but not limited to revenue statements, line itemed operating costs for both capital expenditures and lease operating expenses, accrual statements for costs yet to be paid, to support any credit, charge, receipt, or other item shown in the proposed Final Settlement Statement.

(iii) Within fifteen (15) days after Seller’s receipt of the Final Settlement Statement, Seller shall deliver to Purchaser a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such proposed changes and the reasons therefor (an “Accounting Dispute Notice”). Any changes not specified in an Accounting Dispute Notice shall be deemed waived, and Purchaser’s determinations with respect to all such elements of the Final Settlement Statement that are not specifically addressed in an Accounting Dispute Notice shall prevail. If Seller fails to timely deliver an Accounting Dispute Notice to Purchaser containing changes that Seller propose to be made to the Final Settlement Statement, then the Final Settlement Statement, as delivered by Purchaser, will be deemed to be correct and will be final and binding on the Parties and not subject to any further audit or arbitration.

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(iv) If Seller timely delivers an Accounting Dispute Notice to Purchaser and the Parties are unable to agree upon the Final Settlement Statement within thirty (30) days after Purchaser’s receipt of such Accounting Dispute Notice (the “Request Date”), then each of Seller and Purchaser shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than ten days after the Request Date to attempt to resolve any matters set forth in such Accounting Dispute Notice. Each of Seller and Purchaser shall make available to the other Party’s senior officers each of their work papers and back-up materials used in preparing their estimates of the Adjusted Purchase Price and the financial records of Seller related to the calculation thereof.

(v) If such senior officers are unable to resolve all unresolved matters in the Accounting Dispute Notice within a period of fifteen (15) days after the Request Date (any such unresolved matters, an “Accounting Dispute”), either Seller or Purchaser shall have the right, by written notice to the other Party specifying in reasonable detail the basis for the Accounting Dispute, to have the Accounting Dispute exclusively and finally resolved by arbitration by submission thereof to Opportune LLP or, if Opportune LLP is unable or unwilling to perform the arbitration, a nationally recognized independent public accounting firm commonly considered as one of the “Big 4” and reasonably acceptable to Seller and Purchaser (or such other public accounting firm acceptable to Seller and Purchaser) (the “Accounting Referee”). If Seller and Purchaser are unable to mutually agree upon an Accounting Referee, the Accounting Referee shall be selected by the Denver, Colorado office of the American Arbitration Association. The Accounting Referee shall serve as the sole arbitrator of any such Accounting Dispute.

(vi) The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 1.3(a). The Accounting Referee may not award damages or penalties to any Party with respect to any matter.

(vii) Each Party shall bear its own legal fees and other costs of resolving any Accounting Dispute. Seller and Purchaser shall each bear one-half of the fees and expenses of the Accounting Referee.

(viii) The Accounting Referee shall be instructed by the Parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event later than thirty (30) days following the submission of the Accounting Dispute to the Accounting Referee.

(ix) To the extent previously provided to the other Party, Purchaser and Seller shall make available to the Accounting Referee at reasonable times and upon reasonable notice at any time during the pendency of any Accounting Dispute submitted thereto each of their work papers and back-up materials used in preparing their calculations of the Adjusted Purchase Price set forth on the Final Settlement Statement and any written statements in response thereto, and the financial records of Seller related to the calculation thereof, but expressly excluding any attorney work product or any privileged information or communications.

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(x) Purchaser and Seller shall have the right to meet jointly with the Accounting Referee during this period and to present their respective positions. The decision and award of the Accounting Referee shall be (A) set forth in writing, (B) binding upon the Parties as an award under the Federal Arbitration Act, and (C) final, conclusive and non-appealable to the maximum extent permitted by Applicable Law. Judgment on the decision and award of the Accounting Referee may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(xi) In determining the proper amount of any adjustment to the Cash Consideration, the Accounting Referee shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Cash Consideration more than the decrease proposed by Purchaser, as applicable.

(xii) Any amounts owed by a Party under the Final Settlement Statement shall be paid by the Party owing such amount to the owed Party within ten (10) Business Days after final determination of such owed amounts and shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the owed Party.

Section 1.4 Payment of the Adjusted Purchase Price. The Adjusted Purchase Price shall be paid by Purchaser to Seller as follows:

(a) Concurrently with the execution of this Agreement, Purchaser shall deposit by wire transfer in same day funds into an interest-bearing escrow account at the Bank of Texas (the “Escrow Account”) established pursuant to the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”), Nine Million Dollars ($9,000,000) as a performance deposit (together with all interest accrued thereon, the “Deposit”). The Deposit shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) If the Closing occurs, each of Seller and Purchaser will execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Seller and the Deposit will be credited against the Purchase Price at Closing as provided in Section 2.2(b)(i) below.

(c) If the Closing does not occur prior to June 17, 2024, the Deposit will be either (i) released to Seller or returned to Purchaser pursuant to Section 10.2, as applicable, or (ii) released to Seller in accordance with the provisions of Section 10.3. Each of Seller and Purchaser will execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit in accordance with the terms of Section 10.2 or Section 10.3, as applicable.

(d) All payments by Purchaser to Seller pursuant to this Section 1.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Seller.

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Article II

CLOSING

Section 2.1 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions to Closing set forth in Article IX, the closing of the Transaction (the “Closing”) shall take place at the office of Norton Rose Fulbright US LLP located at 1225 17th Street, Suite 3050, Denver, Colorado, at 1:00 p.m. (Mountain Time) on a date agreed to by the Parties which must be no later than the Outside Date; provided, however, that if on such date the conditions in Article IX to be satisfied prior to Closing have not yet been satisfied or waived in accordance with the terms of this Agreement, unless this Agreement has been terminated pursuant to Article X, then the Closing shall occur five (5) Business Days after such conditions have been satisfied or waived (other than, for the avoidance of doubt, such conditions that by their nature are to be satisfied at the Closing). The date on which the Closing actually takes place shall be the “Closing Date”. All Closing transactions shall be deemed to have occurred simultaneously.

Section 2.2 Actions at Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, at the Closing, the following documents must be delivered, and the following events must occur:

(a) Seller will deliver (or cause to be delivered) to Purchaser:

(i) a certificate executed by a duly authorized officer of Seller dated as of the Closing Date, representing and certifying on behalf of Seller that the conditions described in Section 9.2(a) (with respect to Seller’s representations and warranties in Article III) and Section 9.2(b) have been satisfied;

(ii) a certificate executed by a duly authorized officer of Seller and NR Operator dated as of the Closing Date, representing and certifying on behalf of Seller and NR Operator that the required regulatory filings described in Section 7.9 have occurred;

(iii) (A) a certificate substantially in the form of Exhibit F certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of Section 1445 of the Code, and (B) a Colorado Form DR 1083 certifying that Seller is not subject to withholding pursuant to Colo. Rev. Stat. § 39-22-604.5;

(iv) a release or other written instrument that is reasonably acceptable to Purchaser that effectuates a full and unconditional release of all Liens encumbering the Properties and securing Seller’s or any of its Affiliates indebtedness for borrowed money, including those created under those instruments described in Schedule 3.25;

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(v) an assignment executed and delivered by Seller of the Properties, which assignment shall be substantially in the form of the instrument attached as Exhibit I (the “Assignment”);

(vi) a counterpart of the Transition Services Agreement substantially in the form of Exhibit J duly executed by NR Operator; and

(vii) such other documents, instruments, and agreements as Purchaser reasonably requests or as required to consummate the Transaction, executed as appropriate or required.

(b) Purchaser will deliver (or cause to be delivered):

(i) to Seller, the Cash Consideration, as adjusted pursuant to Section 1.3(b), less the amount of the Deposit and in accordance with Section 1.4 by wire transfer of immediately available funds in U.S. dollars to the account(s) specified by Seller;

(ii) to Seller, a certificate executed by a duly authorized officer of Purchaser dated as of the Closing Date, representing and certifying that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been satisfied;

(iii) a counterpart of the Transition Services Agreement substantially in the form of Exhibit J duly executed by Purchaser; and

(iv) to Seller, such other documents, instruments, and agreements as Seller reasonably requests as required to consummate the Transaction, executed as appropriate or required.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Execution Date and as of the Closing Date that:

Section 3.1 Organization. Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of the Properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not result in or be reasonably be expected to have a Material Adverse Effect.

Section 3.2 Power and Authority. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction and to consummate the Transaction, and to conduct its business generally in the manner currently conducted. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction, and the consummation by it of the Transaction, have been duly authorized by all necessary action of Seller.

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Section 3.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction has been, or when executed will be, duly executed and delivered by Seller, and when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.4 Non-Contravention. Neither the execution, delivery and performance by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the Transaction nor the consummation by it of the Transaction do or will (a) conflict with or result in a violation of any provision of Seller’s Governing Documents, (b) conflict with in any material respect or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage or indenture or any material contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Properties may be bound, (c) result in the creation or imposition of any Lien on any of the Properties, or (d) result in a material violation of any Applicable Law binding upon Seller.

Section 3.5 Approvals and Consents.

(a) Except as disclosed in Schedule 3.5, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or of any other Person is required to be obtained or made by either Seller in connection with (i) the execution, delivery or performance by Seller of this Agreement, each other agreement, instrument or document executed or to be executed by Seller in connection with the Transaction or the consummation by Seller of the Transaction and (ii) the continuing validity and effectiveness immediately following Closing of any Seller’s Contract or Oil and Gas Contract except for such consents, approvals, orders, authorizations, declarations, filings or registrations from Governmental Entities customarily obtained post-closing.

(b) Except as disclosed in Schedule 3.5, there are no consents or restrictions on assignment of the Properties in connection with the Transaction.

Section 3.6 Pending Litigation. Except for the Excluded Assets and as disclosed in Schedule 3.6, there are no Proceedings pending (which have been served on Seller, an Affiliate of Seller, or an agent for service of process of Seller, or of which Seller has received notice) or to Seller’s Knowledge threatened in writing, by or against, or affecting, Seller or any of the Properties. There are no Proceedings pending (which have been served on Seller, an Affiliate of Seller, or an agent for service of process of Seller, or of which Seller has received notice) or to Seller’s Knowledge threatened, in which Seller is or may be a party affecting the execution and delivery by Seller of this Agreement or any other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction or the consummation of the Transaction.

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Section 3.7 Compliance with Laws. Except as disclosed in Schedule 3.7, Seller is in compliance in all material respects with all Applicable Laws and in the three (3) year period immediately preceding the Execution Date, Seller has not received any notice from any Governmental Entity or any other Person that Seller is in material violation of or has materially violated any Applicable Laws. Seller has obtained and holds in effect all material federal, state, and local government or other applicable Permits reasonably necessary for Seller to own, lease, or operate the Properties and to carry on its business as now conducted. Neither the execution and delivery of this Agreement by Seller or each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction, nor the consummation by Seller of the Transaction will result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any such Permit. Notwithstanding the foregoing, this Section 3.7 does not relate to (a) environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects), which are addressed by Section 3.13, (b) Taxes, which are addressed by Section 3.8, or (c) employee matters, which are addressed by Section 3.14.

Section 3.8 Taxes. Except as disclosed in Schedule 3.8:

(a) all material Tax Returns with respect to Taxes that are required to be filed by Seller with respect to the Properties have been duly and timely filed with the appropriate Taxing Authority (after giving effect to any valid extensions of time in which to make such filings), all such Tax Returns are true, complete and correct in all material respects, and all material Taxes due and payable by Seller with respect to the Properties (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid;

(b) no Tax Return or Tax relating to the Properties is subject to any waiver or extension (which is currently in effect) of the time in which any Tax Return may be filed or for which any Taxes may be assessed or collected by a Taxing Authority;

(c) no audit, litigation, or other Proceeding with respect to any Tax or Tax Return relating to the Properties has been commenced or is presently pending or, to Seller’s Knowledge, threatened;

(d) there are no Liens for Taxes (other than Permitted Encumbrances) upon the Properties;

(e) no written claim has been made by any Governmental Entity or Taxing Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation or required to file Tax Returns in that jurisdiction; and

(f) none of the Properties is subject to any Tax partnership agreement or provisions, or is otherwise treated, or required to be treated, as held in an arrangement, requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

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Notwithstanding anything in this Agreement to the contrary, (i) the Tax Representations contained in this Section 3.8 constitute the sole representations and warranties being made by Seller with respect to Taxes, (ii) nothing in this Section 3.8 shall be interpreted as a representation regarding the amount or availability of any Tax attributes, and (iii) the Tax Representations in this Section 3.8 refer only to activities prior to the Closing Date and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken after, the Closing Date.

Section 3.9 Contracts.

(a) Schedule 3.9(a) sets forth a complete and accurate list of all Oil and Gas Contracts that are material to Seller’s business or its ownership and operation of the Properties (but expressly excluding the Leases and the Permits) to which either Seller is a party or bound or to which any of the Properties are subject as of the Execution Date and will be subject after the Closing Date (the “Seller Contracts”), including:

(i) any agreement requiring expenditures after the Execution Date in excess of One Hundred Thousand Dollars ($100,000.00) over the term of such agreement (net to Seller’s interest), excluding the commitments described in Schedule 3.10(a), and such agreements are set forth on Part I of Schedule 3.9(a);

(ii) any contract with any Affiliate of Seller, and such agreements are set forth on Part II of Schedule 3.9(a);

(iii) any agreements for the sale, exchange, gathering, marketing, processing and/or transportation of Hydrocarbons with a term exceeding thirty (30) days, and such agreements are set forth on Part III of Schedule 3.9(a);

(iv) any agreement of indemnification outside the ordinary course of business, and such agreements are set forth on Part IV of Schedule 3.9(a);

(v) any production agreements or dedications, and such agreements are set forth on Part V of Schedule 3.9(a);

(vi) any operating agreements, development agreements, or joint exploration agreements, including any farmin/farmout agreements, and such agreements are set forth on Part VI of Schedule 3.9(a);

(vii) partnership or joint venture agreements, and such agreements are set forth on Part VII of Schedule 3.9(a);

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(viii) any area of mutual interest agreements, and such agreements are set forth on Part VIII of Schedule 3.9(a);

(ix) any gathering agreements, gas balancing agreements, or disposal agreements, and such agreements are set forth on Part IX of Schedule 3.9(a);

(x) any agreements containing seismic licenses, Permits, and other rights to geological or geophysical data and information directly or indirectly relating to the Leases, to the extent such agreements are assignable, and such agreements are set forth on Part X of Schedule 3.9(a);

(xi) any unitization, pooling, and communitization agreements, including any declarations and orders, and such agreements are set forth on Part XI of Schedule 3.9(a);

(xii) any agreement pursuant to which Seller has granted any Person a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property, and such agreements are set forth on Part XII of Schedule 3.9(a); and

(xiii) any agreement of indemnification in respect of the Oil and Gas Properties or the Oil and Gas Contracts, and such agreements are set forth on Part XIII of Schedule 3.9(a);

(b) Without limiting the requirements of Section 3.9(a), Seller has made, and, prior to the Closing Date, will continue to make, available to Purchaser for inspection each Seller Contract and Oil and Gas Contract.

(c) Seller is not in material breach or default under any Seller Contract or Oil and Gas Contract, and other than as set forth on Schedule 3.9(c), to Seller’s Knowledge, no other Person who is a party to any Seller Contract or Oil and Gas Contract is in breach or default under such contract. To Seller’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by Seller to any Seller Contract or Oil and Gas Contract.

Section 3.10 Outstanding Capital Commitments; Non-Consent Operations.

(a) Except as set forth in Schedule 3.10(a), Seller has not made or entered into any commitments to incur expenditures in connection with the ownership or operation of the Properties, other than routine expenses incurred in the normal and ordinary operation of the Properties. All authorizations for expenditures and other binding commitments for the Oil and Gas Properties in excess of One Hundred Thousand Dollars ($100,000.00) (net to Seller’s interest) are set forth in Schedule 3.10(a).

(b) Except as disclosed in Schedule 3.10(b), there are currently no operations in which Seller has elected not to participate, creating non-consent status with respect to the Oil and Gas Properties.

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Section 3.11 Imbalances. Schedule 3.11 sets forth all Imbalances, as of the date set forth on such schedule (a) with respect to the Oil and Gas Properties operated by NR Operator, and (b) to Seller’s Knowledge, with respect to all other Oil and Gas Properties.

Section 3.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller or its Affiliates and for which Purchaser may be or become liable.

Section 3.13 Environmental Matters. Except as disclosed in Schedule 3.13:

(a) To Seller’s Knowledge, Seller’s business and the Properties are, and for the prior three (3) years, have been in compliance in all material respects with Environmental Law;

(b) Seller has not received nor, to Seller’s Knowledge, is the subject of, any material, threatened or actual, Claim, with respect to: (i) the Release or threatened Release of Hazardous Materials or Release or threatened Release of Hydrocarbons into the environment at, beneath, or on any property now or previously owned, operated, used or leased by Seller; (ii) the storage, management, or Release of any Hazardous Material or Release of Hydrocarbons by Seller or for which Seller is responsible at any off-site location or property; or (iii) the compliance of Seller’s business, or ownership, operation, lease, or use of the Properties, with Environmental Laws or remediation required under Environmental Law and to Seller’s Knowledge there are no facts, circumstances, or conditions that would provide a reasonable basis for the assertion of any material, threatened or actual, Claim, with respect to (i) through (iii);

(c) to Seller’s Knowledge, there has been no Release of Hazardous Materials or Release of Hydrocarbons by any other Person at, on, under, to, or from the Properties in amounts, form, or concentrations that would require investigation or remediation under Environmental Law;

(d) Seller has obtained, holds, and maintains in effect (including the timely filing of any renewals) all Permits necessary under Environmental Law for the conduct of its business or the ownership, use, or operation of the Properties (the “Environmental Permits”);

(e) Seller is not aware of any material costs or capital expenditures required in order to return the Properties to compliance with Environmental Law or to maintain current compliance with Environmental Law or to meet any such additional requirements, if any, as may exist under Environmental Law; and

(f) Seller has provided true, complete, and correct copies of all reports, audits, assessments, sampling, notice of violation, enforcement documents, studies, or other material documents relating to compliance of Seller and the Properties with Environmental Law or liabilities under Environmental Law.

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Section 3.14 Employee and Labor Matters. Seller does not have, and never has had, any employees.

Section 3.15 Plugging and Abandonment. Except as disclosed in Schedule 3.15, with regard to the Oil and Gas Properties operated by Seller, and, to Seller’s Knowledge, with regard to the Oil and Gas Properties operated by Third Parties:

(a) there are no Wells that Seller currently is obligated by Applicable Law to plug and abandon;

(b) there are no Wells in which Seller has an interest that are subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity having jurisdiction over the applicable lease;

(c) there is no Well subject to penalties on allowables after the Effective Date on account of overproduction; and

(d) there are no Wells in which Seller has an interest that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each Governmental Entity having jurisdiction over the Oil and Gas Properties.

Section 3.16 Condemnation. There is no actual or, to Seller’s Knowledge, threatened, taking (whether permanent, temporary, whole, or partial) of any part of the Oil and Gas Properties by reason of condemnation or the threat of condemnation.

Section 3.17 Suspense Funds. Schedule 3.17 lists (a) any funds held in suspense by Seller as of the date noted thereon, (b) the account(s) in which such funds are being held and (c) to the extent known, the name or names of the Persons claiming such funds. All funds or amounts that should be held in suspense by Seller are listed on Schedule 3.17.

Section 3.18 Special Warranty of Title. If Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Oil and Gas Properties against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances.

Section 3.19 Preferential Purchase Rights and AMIs. Except as disclosed in Schedule 3.19, to Seller’s Knowledge, there are no preferential purchase rights, rights of first refusal, change of control or other similar rights applicable to the transfer of the Properties in connection with the Transaction. Additionally, none of the Properties are subject to or included in any area of mutual interest agreements that would be binding on Purchaser following Closing.

Section 3.20 Payments.

(a) All royalties, rentals, and other payments due under the Leases operated or marketed by NR Operator or its Affiliates have been properly and timely paid or placed in suspense accounts, and all operating expenses and costs have been timely and properly paid.

(b) To Seller’s Knowledge, all royalties, rentals, and other payments due under any Oil and Gas Property that is operated or marketed by a Third Party have been properly and timely paid or placed in suspense accounts; and all operating expenses and costs have been timely and properly paid.

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Section 3.21 Leases. Seller is not in material breach or default under any Lease and Seller has not received any written notice of breach or default under any Lease, which breach or default has not been fully cured or otherwise fully resolved. To Seller’s Knowledge, there are no conditions or circumstances that reasonably could be expected to lead to claims by lessors of termination or cancellation of Leases.

Section 3.22 Production Sales Contracts. No interest in the Properties is encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from the Properties without receiving payment at the time or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract).

Section 3.23 Wells and Equipment.

(a) To Seller’s Knowledge, all Wells and Equipment that are part of the Properties are in a state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and the Wells do not contain junk, fish, or other mechanical obstructions that reasonably could materially impede or interfere with production, recompletions, or stimulations.

(b) The Wells and the Equipment, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Properties in the manner presently operated by Seller.

Section 3.24 Bankruptcy. No bankruptcy, reorganization or receivership Proceedings are pending or being contemplated by Seller or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate which controls Seller.

Section 3.25 No Liens. Except for those Liens set forth on Schedule 3.25, there are no Liens securing indebtedness for borrowed money of Seller or any Affiliate of Seller affecting the Properties.

Section 3.26 Continuous Operating Activities. Schedule 3.26 sets forth all undeveloped Leases whose primary term will expire within six (6) months of the Execution Date and any Lease that requires continuous drilling operations to be performed in order to maintain such Lease in effect in accordance with its terms.

Section 3.27 Insurance. Schedule 3.27 sets forth a true and complete list of each insurance policy, including primary and/or excess coverage, held by or for the benefit of Seller and providing coverage for or with respect to the ownership or operation of the Oil and Gas Properties. Seller has not failed to give any notice or present any claim under any such policy in a due and timely fashion and there are no outstanding claims under such policies.

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Section 3.28 Payout Balances. Schedule 3.28 sets forth the status of any payout balance, as of the dates shown on Schedule 3.28, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 3.29 Bonds and Credit Support. Schedule 3.29 sets forth each bond, letter of credit, or other similar credit support instruments maintained by Seller or NR Operator with any Governmental Entity or other Third Party with respect to Seller’s ownership or operation of the Properties.

Section 3.30 Disclosures of Material Facts. No representation or warranty or other statement made by Seller or NR Operator or any of its or their representatives (including with respect to any representation or warranty or other statement made in this Article III, the Assignment or in any of the Exhibits and Schedules attached hereto or thereto, or in any certificate delivered in accordance with this Agreement, or in any materials made available to Purchaser or its representatives or otherwise in connection with the Transaction) contains any untrue statement of material fact or omits to state a known material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

Article IV
DISCLAIMERS

Section 4.1 Limitation of Representations and Warranties.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III (INCLUDING SPECIFICALLY THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 3.30) OR THE ASSIGNMENT, SELLER WILL CONVEY TO PURCHASER THE PROPERTIES WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLER OR ANY OF ITS AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (A) SELLER, (B) TITLE OF SELLER IN AND TO THE PROPERTIES, (C) THE CONDITION OF THE PROPERTIES, (D) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, (E) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (F) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (G) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW IN EFFECT, OR (H) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III (INCLUDING SPECIFICALLY THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 3.30) OR THE ASSIGNMENT, PURCHASER ACCEPTS THE PROPERTIES “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III (INCLUDING SPECIFICALLY THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 3.30) OR THE ASSIGNMENT, NEITHER SELLER, NOR ITS CONSULTANTS, REPRESENTATIVES, OR AGENTS MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES, (B) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE OIL AND GAS PROPERTIES OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO PURCHASER IN CONNECTION WITH SELLER OR THE PROPERTIES.

Section 4.2 Presence of Wastes, NORM, Hazardous Materials. PURCHASER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, HYDROCARBONS, PRODUCED WATER, HAZARDOUS MATERIALS AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN HAZARDOUS MATERIALS OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATING, REMOVING, TRANSPORTING AND DISPOSING OF NORM, HAZARDOUS MATERIALS AND OTHER MATERIALS FROM THE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER INSTRUMENT DELIVERED HEREUNDER, WITH RESPECT TO THE PROPERTIES ACTUALLY ACQUIRED BY PURCHASER HEREUNDER, SELLER DOES NOT MAKE, AND SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRESENCE OR ABSENCE OF NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE PROPERTIES ARE LOCATED. PURCHASER ASSUMES FROM AND AFTER CLOSING ALL LIABILITY FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF THESE MATERIALS AND ANY ASSOCIATED ACTIVITIES IN ACCORDANCE WITH APPLICABLE LAWS. THE FOREGOING SHALL NOT MODIFY OR LIMIT SELLER’S INDEMNITY OBLIGATIONS UNDER SECTION 11.2 OR PURCHASER’S RIGHTS, IF ANY, WITH RESPECT TO ANY CLAIM FOR ANY BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OR WITH RESPECT TO ANY CLAIM UNDER ARTICLE VIII.

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Section 4.3 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING SPECIFICALLY THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 3.30), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH, AND HAS NOT MADE AND WILL NOT MAKE (AND HEREBY DISCLAIMS), ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTIES, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE PROPERTIES “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE PROPERTIES. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE PROPERTIES AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents to Seller as of the Execution Date and as of the Closing Date that:

Section 5.1 Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the Transaction.

Section 5.2 Power and Authority. Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the Transaction and to consummate the Transaction. The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the Transaction, and the consummation by it of the Transaction, have been duly authorized by all necessary action of Purchaser.

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Section 5.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the Transaction has been, or when executed will be, duly executed and delivered by Purchaser, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium and similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 5.4 Non-Contravention. Neither the execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the Transaction nor the consummation by it of the Transaction do and will (a) conflict with or result in a violation of any provision of Purchaser’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture or any material contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties may be bound, except for such conflicts, violations, defaults or rights which would not reasonably be expected to result in a Material Adverse Effect on the execution and delivery of this Agreement by Purchaser or any other agreement, instrument or document executed or to be executed by Purchaser in connection with the Transaction or the consummation of the Transaction by Purchaser, or (c) violate any Applicable Law binding upon Purchaser.

Section 5.5 Approvals. Except as may apply to the Registration Statement, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any other Third Party is required to be obtained or made by Purchaser in connection with the execution, delivery, or performance by Purchaser of this Agreement, each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the Transaction or the consummation by it of the Transaction.

Section 5.6 Proceedings. To Purchaser’s Knowledge, there are no Proceedings pending or threatened against Purchaser, which would be reasonably likely to result in a Material Adverse Effect on the execution and delivery of this Agreement by Purchaser or the consummation of the Transaction by Purchaser.

Section 5.7 Financing. Purchaser has, or will have by Closing, sufficient cash in immediately available funds with which to pay the cash component of the Purchase Price and otherwise will be able to consummate the Transaction and perform its obligations under this Agreement. Following the Closing, Purchaser will have, or will have access to, sufficient funds to satisfy any payment obligations to Seller hereunder. Purchaser will not file the Registration Statement until an Underwriter has been internally authorized to be lead underwriter on the Registration Statement and is identified as such on the initial Registration Statement submission to the SEC, unless such condition is waived by Seller, in Seller’s reasonable discretion.

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Section 5.8 Investment Experience. Purchaser is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and acknowledges that it can bear the economic risk of its investment in the Properties and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Properties.

Section 5.9 Independent Evaluation. Purchaser is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil, gas, and mineral properties. Purchaser has had access to the Properties, the officers, consultants and other Representatives of Seller, and the books, records, and files of Seller relating to the Properties. In making the decision to enter into this Agreement and to consummate the Transaction, Purchaser has relied on (a) the basis of its own independent due diligence investigation of the Properties, and (b) the representations and warranties made by Seller in this Agreement and the instruments and agreements delivered hereunder, respectively, and (c) Purchaser’s own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning the Transaction, the Properties, and the value thereof.

Section 5.10 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser that Seller would be liable for.

Section 5.11 Disclosures of Material Fact. No representation or warranty or other statement made by Purchaser or Purchaser Operator or any of its or their representatives (including with respect to any representation or warranty or other statement made in this Article V, or in any certificate delivered in accordance with this Agreement, or in any materials made available to Seller or its representatives or otherwise in connection with the Transaction) contains any untrue statement of material fact or omits to state a known material fact necessary to make the statements in this Agreement, in light of the circumstances in which they were made, not misleading.

Article VI

CONDUCT OF SELLER PENDING CLOSING

Seller covenants and agrees with Purchaser as follows:

Section 6.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement or with prior written consent from Purchaser, in Purchaser’s reasonable discretion, following good faith discussions between the Parties, with due regard for the preservation and maintenance of the Oil and Gas Properties, and in light of Seller’s normal operating practices and knowledge of and experience with the Oil and Gas Properties, from the Execution Date to the Closing, Seller shall, or shall cause NR Operator to, in each case with respect to the Properties:

(a) conduct operations in accordance with Seller’s or NR Operator’s, as applicable, ordinary course of business, consistent with past practice and in compliance with all Applicable Laws and contractual obligations; provided, that as it pertains to the Elder West wells, Seller shall maintain the NR Operating choke management program presented to Purchaser which strictly prohibits any premature opening of the chokes and; provided, further, that any proposed deviation from such choke management program shall be notified by Seller to Purchaser and no deviations shall be allowed without Purchaser’s prior written consent;

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(b) preserve, maintain, keep, and protect the Properties, including undertaking any continuous development operations required under any Lease during the period from the Execution Date until the Closing in order to prevent such Lease from terminating during such period on account of failing to perform such operations;

(c) negotiate and document the acquisition of any additional oil and gas leases or mineral fee interests, in each case only to the extent that such additional oil and gas leases or mineral fee interests cover any interests located within the Units, as described on Exhibit A-4, from the period beginning on the Execution Date and ending on April 16, 2024 (such activities, the “Contemplated Leasing Activities”); provided, that (i) any definitive acquisition documents must be approved in writing by Purchaser, in its sole discretion, or its representatives prior to execution and, (ii) any additional oil and gas leases or mineral fee interests approved by Purchaser and executed by Seller as part of the Contemplated Leasing Activities shall be included as a “Lease” or a “Mineral Fee Interest”, as applicable, for the purposes of this Agreement and the Transaction and shall be added by Seller to the appropriate Schedule; provided, further, that Purchaser shall not be responsible for any costs or expenses with respect to the Contemplated Leasing Activities that (x) are not approved by Purchaser in writing, or (y) represent or are attributable to Seller or its Affiliates general and administrative expenses or other internal overhead costs of Seller or its Affiliates;

(d) timely pay all undisputed costs and expenses (including royalties) with respect to the Properties;

(e) maintain insurance upon all of the Properties in such amounts and of such kinds comparable to that in effect on the Execution Date;

(f) maintain all material Permits, approvals, bonds, and guaranties affecting the Properties;

(g) to the extent within Seller’s Knowledge and otherwise not disclosed in any Schedule attached hereto or otherwise received in writing by Seller or NR Operator, promptly provide Purchaser with written notice of (i) any proposal from a Third Party to engage in any material transaction (e.g., a farmout, pooling, etc.) with respect to the Oil and Gas Properties; (ii) any proposals of operations with respect to the Oil and Gas Properties; (iii) any breach, termination, or repudiation by any party to any Seller Contract or Oil and Gas Contract; and (iv) Proceeding with respect to the Properties;

(h) promptly notify Purchaser of any material emergency or other material change in or affecting the Properties;

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(i) take such actions necessary, if any, to effectuate NR Operator’s resignation as operator of the Oil and Gas Properties and to support and effectuate Purchaser Operator’s designation as operator under the joint operating agreements set forth on Part VI of Schedule 3.9(a) and provide, or cause to be provided, prompt written notice of such actions to Purchaser;

(j) submit, as necessary or desirable, regulatory filings to applicable Governmental Entities on behalf of Purchaser that enable continuous operations to occur immediately after the Closing Date;

(k) provide Purchaser with regular and timely operational updates, which shall be in Seller’s reasonable discretion and shall not unduly interfere with Seller’s operations; and

(l) provide such assistance and support to Purchaser and its representatives as reasonably is necessary in connection with Purchaser’s preparation, filing, preparation of amendments and responses to comment letters, obtaining SEC clearance, and effectiveness of the Registration Statement and related disclosures and pro forma financial statements contained therein.

Section 6.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing and except (a) for actions taken in connection with emergency situations, (b) as expressly provided in this Agreement, (c) as required by Applicable Law, (d) any obligation Seller must perform or take to comply with any Oil and Gas Contract, Lease, or Permit referred to on any Exhibit or Schedule hereto, (e) for the Contemplated Leasing Activities, or (f) as disclosed in Schedule 6.2, prior to the Closing, Seller shall not, and Seller shall ensure that NR Operator does not, take, consent to, or allow any of the following actions, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) sell, lease, transfer, farmout or otherwise dispose of or pledge or encumber, directly or indirectly, any Properties, except for (i) sales of Hydrocarbons in the ordinary course of business, or (ii) sales of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or normally consumed in the operation of Seller’s business;

(b) enter into any lease, contract, agreement, commitment, arrangement, or transaction, or otherwise enter into any agreement to enter into any lease, contract, agreement, commitment, arrangement, or transaction, in each case that would be a Seller Contract or an Oil and Gas Contract had such lease, contract, agreement, commitment, arrangement, or transaction been entered into on or as of the Execution Date;

(c) amend, modify, terminate, or change in any material respect any Lease, Seller Contract or Oil and Gas Contract, except as necessary to cure any Title Defect in accordance with this Agreement upon prior notice of any such action to Purchaser and Purchaser’s consent to such action;;

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(d) propose or accept a proposal by a Person that would have been required to be disclosed to Purchaser on Schedule 3.10(a);

(e) elect, or be deemed to have elected, to not participate or be non-consenting in any operation affecting the Properties;

(f) settle, or offer or propose to settle, any Proceeding that relates to the Properties or the Transaction;

(g) except as expressly contemplated herein, Seller shall not take any action to resign as operator of the Properties; or

(h) commit, authorize, propose, or agree in writing or otherwise to take, any of the actions described in this Section 6.2.

Section 6.3 Exclusive Right to Purchase. From and after the Execution Date until the earlier of the Closing Date or an earlier termination of this Agreement pursuant to Section 10.1(a), (the “Termination Date”), which Termination Date may be extended by the written agreement of the Parties, Seller agrees that it shall not, and shall not permit any of its officers, owners, employees, subsidiaries, affiliates, representatives, agents, or anyone else acting on its behalf and at its direction (collectively “Representatives”) to, directly or indirectly solicit, entertain or encourage inquiries or proposals or participate or engage in any negotiations or discussions with third parties concerning an acquisition or purchase, directly or indirectly, of the Assets that would be competitive with or comparable to the transactions described herein (including through a farmout, sublease, the sale of any equity interests, a merger transaction or other business combination that would effectively transfer such assets to a Third Party, in whole or in part) (an “Alternate Transaction”), or enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, or other agreement constituting or directly related to, or which is reasonably likely to lead to, an Alternate Transaction or any proposal for an Alternate Transaction. Further, Seller will instruct its Representatives to refrain from engaging in any of the activities described in the preceding sentence and will be responsible for any violation by its Representatives of the foregoing restrictions. Either Party may waive any of its rights hereunder by providing written notice of such waiver of the other Party.

Section 6.4 Leasing Restrictions. For a period of twelve (12) months beginning on the Closing Date, Seller shall not, and shall not permit any of its officers, or any their agents, or anyone acting, directly or indirectly, on their behalf or at their direction or control, to enter into any lease, contract, agreement, commitment, arrangement, or transaction, in each case to own or operate, directly or indirectly, any oil and gas leases, units or well or any other similar properties and interests covering the lands identified on Exhibit K, without the prior written consent of Purchaser, in Purchaser’s sole discretion.

Section 6.5 Financing Statements. The Parties shall each provide, as required or appropriate in connection with the preparation and processing of the Registration Statement, audited 2023 year-end financials on or before March 4, 2024 and, if necessary, completed and reviewed first quarter 2024 financials on or before May 31, 2024. For the avoidance of doubt, for the purposes of this Section 6.5 the term “Parties” specifically includes both Seller and NR Operator. In addition to and inclusive of the foregoing, Seller shall provide relevant data, information, statements, and financials, that are not yet complete or reviewed, in a timely manner, and on an ongoing basis, if and as needed to assist in the preparation of the Registration Statement and shall do so in reasonable consultation with Purchaser.

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Article VII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 7.1 Access. Subject to the terms of the Confidentiality Agreement and Article VIII, between the date of the Letter of Intent and the Closing Date, Seller will give Purchaser and Purchaser’s authorized Representatives reasonable access (including access via a virtual data room) to Seller’s Office, accounting and financial books, Records, files and other similar documents and materials to the extent in Seller’s possession, custody or control, and will make available appropriate natural persons to answer inquiries from Purchaser. To the extent allowed by Applicable Law, Seller shall provide Purchaser with access to any administrative or regulatory filings with or submissions to any applicable Governmental Entity, including any material communication with such Governmental Entity.

Section 7.2 Confidentiality Agreement. The Confidentiality Agreement, except to the extent provided therein or modified herein (including pursuant to Section 7.6), will remain in full force and effect; provided, however, that upon Closing, except to the extent otherwise stated therein, the Confidentiality Agreement shall automatically terminate and shall be void for all purposes and of no further force or effect, except with respect to the Excluded Assets.

Section 7.3 Commercially Reasonable Efforts. Prior to Closing, each Party agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transaction, including:

(a) Seller shall use Commercially Reasonable Efforts to provide notifications and requests for consent with respect to the transfer requirements set forth on Schedule 3.5 promptly after the Execution Date.

(b) The Parties shall use Commercially Reasonable Efforts to cooperate to obtain any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or other Third Party that are required in connection with the consummation of the Transaction or curing any Title Defect;

(c) the Parties will use their respective Commercially Reasonable Efforts to cooperate with each other to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transaction;

(d) the Parties will use their respective Commercially Reasonable Efforts to defend, and to cooperate with each other in defending, all Proceedings challenging this Agreement or the consummation of the Transaction; and

(e) the Parties will execute any additional instruments necessary to consummate the Transaction or cure any Title Defect.

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Section 7.4 Taxes.

(a) All Transfer Taxes shall be borne by Purchaser. All Tax Returns with respect to Transfer Taxes shall be timely filed by the Party responsible for such filing under applicable law. Seller shall be responsible for filing all Form 1099s relating to the Properties with respect to the period or portion thereof ending on the Closing Date. Purchaser and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any Transfer Taxes.

(b) Sellers shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date. All Asset Taxes arising on or after the Effective Date (including the portion of any Straddle Period beginning at the Effective Date) shall be allocated to and borne by Purchaser. For purposes of determining the allocations described in this Section 7.4(c), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Date (which shall be Seller’s responsibility) and from and after the Effective Date (which shall be Purchaser’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or clause (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Date (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Purchaser’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Date (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Date (which shall be Purchaser’s responsibility). Based on the best current information available as of the preparation of the Preliminary Settlement Statement and Final Settlement Statement, the allocation to Seller or Purchaser or the proration of Asset Taxes shall be made between the Parties as an adjustment to the Preliminary Settlement Statement and Final Settlement Statement. For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Date and the portion of the Straddle Period beginning at the Effective Date.

(c) To the extent the actual amount of any Asset Taxes described in this Section 7.4 is not determinable at Closing or the date the Final Settlement Statement becomes final and binding on the Parties under Section 1.3(c), Purchaser and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.3.

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(d) Except as required by applicable laws, (i) Seller shall be responsible for timely remitting all (A) Asset Taxes (excluding ad valorem and property Taxes) due prior to the Closing Date and (B) Asset Taxes that are ad valorem and property Taxes with respect to the 2023 Colorado Oil and Gas Property Taxes (measured by 2022 production and payable in 2024) (ii) Purchaser shall be responsible for timely remitting all (A) Asset Taxes (excluding ad valorem and property Taxes) due on or after the Closing Date with respect to periods beginning prior to the Effective Date and (B) all Asset Taxes that are ad valorem and property Taxes with respect to the 2024 Colorado Oil and Gas Property Taxes (measured by 2023 production and payable in 2025) and the 2025 Colorado Oil and Gas Property Taxes (measured by 2024 production and payable in 2026) that pertain to the sale of Hydrocarbons produced from or allocable to the Oil and Gas Properties before the Effective Date shall be for the account of Seller, and the 2025 Colorado Oil and Gas Property Taxes that pertain to the sale Hydrocarbons produced from or allocable to the Oil and Gas Properties on or after the Effective Date shall be for the account of Purchaser, (iii) Seller shall prepare and timely file any Tax Return for Asset Taxes required to be paid by Sellers pursuant to clause (i) above and (iv) Purchaser shall prepare and timely file any Tax Return for Asset Taxes required to be paid by Purchaser pursuant to clause (ii) above. The Parties agree that (y) this Section 7.4(d) is intended to solely address the timing and manner in which certain Tax Returns for Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (z) nothing in this Section 7.4(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (other than any penalties, interest, or additions to tax attributable to any Party’s breach of its obligations under this Section 7.4(d) which shall be borne by the breaching Party).

(e) Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Properties, including access to books and records, as is reasonably necessary for the filing of all Tax Returns attributable to the Properties by Purchaser or Seller, the making of any election relating to Taxes attributable to the Properties, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Claim, suit or Proceeding relating to any Tax attributable to the Properties. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any Taxing Authority.

(f) Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 7.4, and Purchaser shall be entitled to any and all refunds of Asset Taxes allocated to Purchaser pursuant to Section 7.4. If a Party or any of its affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 7.4(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses (including Taxes) incurred by the first Party in procuring such refund.

Section 7.5 Fees and Expenses. Except as expressly provided herein (including in Article X or Article XI), all fees and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller, regardless of whether or not the Transaction is consummated. All expenses incurred in connection with this Agreement by Purchaser will be borne by and paid by Purchaser, regardless of whether or not the Transaction is consummated.

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Section 7.6 Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transaction without the prior written consent of the other Party; provided, however, that any Party may make such a public announcement to the extent (a) necessary for a Party to perform this Agreement (including disclosures to Governmental Entities or other Third Party holding preferential purchase rights, rights of consent or other rights that may be applicable to the Transaction, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (b) required (upon advice of counsel) by applicable securities or other Applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates. In the case of the disclosures described under subsections (a) and (b) of this Section 7.6, each Party shall use its best efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 7.7 Books and Records. At or promptly after Closing (but in any event, no later than fifteen (15) Business Days after Closing), Seller shall deliver to the possession and control of Purchaser copies of all Records; provided, however, that if any of the Records, including, but not limited to, tax, revenue, and income Records, are not completed in the course of Seller’s normal business operations within such time period, Seller shall diligently complete such Records and shall provide such Records to Purchaser promptly upon completion.

Section 7.8 Logos and Names. Within thirty (30) days after Purchaser is designated as operator of record by the ECMC in place of Seller, Purchaser will remove or cause to be removed the names and marks used by Seller and NR Operator, including all variations and derivatives thereof, and logos relating thereto, from the Properties.

Section 7.9 Form 9. At least thirty (30) days prior to the Closing Date, but no later than February 21, 2024, each of NR Operator and Purchaser Operator shall execute and NR Operator shall file with the ECMC, in accordance with Rule 218, a Form 9 – Intent, to transfer the Oil and Gas Properties and Permits to Purchaser Operator at Closing. Promptly after Closing, each of NR Operator and Purchaser Operator shall execute and Purchaser Operator shall file with the ECMC, in accordance with Rule 218, a Form 9 – Subsequent. To the extent permitted by Applicable Law, Seller and NR Operator shall provide Purchaser and Purchaser Operator with all submissions, filings, and material correspondence with and to the ECMC and any other Governmental Entity with respect to this Transaction, including Form 9 filings. Seller and NR Operator shall provide assistance and support as reasonably necessary for Purchaser Operator to be approved as the operator of the Oil and Gas Properties by the ECMC.

Section 7.10 Suspense Funds. Upon the Closing, Purchaser shall assume the obligation to properly and timely distribute all amounts held in any suspense accounts described in Section 3.17 and included on Schedule 3.17, to the extent same resulted in a downward adjustment to the Cash Consideration in accordance with Section 1.3(a)(ii)(E) to the persons who are entitled to receive payment of same, if any.

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Section 7.11 Contract Operations.

(a) From Closing, until Purchaser Operator has been approved as the operator of the Oil and Gas Properties by the ECMC, the Parties agree that Purchaser Operator shall have the right to operate the Oil and Gas Properties as the contract operator for NR Operator. Seller and NR Operator shall provide assistance and support as reasonably necessary for Purchaser Operator to be approved as the operator of the Oil and Gas Properties by the ECMC.

(b) The Parties acknowledge and agree that regardless of the timing of the ECMC’s approval of the Form 9 – Transfer of Operatorship, the transfer to Purchaser of all regulatory and environmental liabilities related to the Properties, except those items required to be completed by Seller as part of the Transfer of Operatorship process pursuant to Rule 218, shall occur on, and be in full force and effect as of, the Closing Date. Purchaser shall be designated as the Responsible Party as of the Closing Date and, except to the extent Purchaser or the Purchaser Indemnitees are entitled to indemnification under Section 11.2 or with respect to any Environmental Defect that Seller has elected to be cured after Closing in accordance with Section 8.7, Seller shall have no liability with respect to any such regulatory and environmental liabilities, and Purchaser shall fully indemnify, defend and hold harmless the Seller Indemnitees, from and against any and all Damages asserted against, resulting to, imposed upon or incurred by Seller Indemnitees, directly or indirectly, by reason of or resulting from the ownership and operation of the Properties and any regulatory or environmental liabilities related to the Properties after the Closing Date.

(c) In the event that the ECMC does not approve Form 9 – Transfer of Operatorship by the date which is ninety (90) days after the Closing Date, the Parties shall negotiate in good faith and enter into a customary and mutually acceptable Contract Operating Agreement.

Article VIII

PURCHASER’S DUE DILIGENCE EXAMINATION

Section 8.1 Seller’s Title. Except as set forth in Section 3.18 or in the Assignment executed and delivered by the Parties pursuant to Section 2.2, and without limiting Purchaser’s remedies for Title Defects set forth in this Article VIII or Purchaser’s remedies set forth in Article X with respect to a breach of Seller’s representations or warranties or with respect to the aggregate amount of uncured Title Defects, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Properties, and Purchaser hereby acknowledges and agrees that, subject to the limitations provided herein, Purchaser’s sole remedy under this Agreement for any defect of title, including any Title Defect, with respect to any of the Properties, (a) on or before the expiration of the Examination Period, shall be as set forth in this Article VIII or Article X and (b) from and after the expiration of the Examination Period (without duplication), shall be as set forth in Article X or Article XI solely with respect to a breach of Seller’s representation and warranty set forth in Section 3.18 or Purchaser’s rights with respect to unsatisfied Closing conditions set forth in Section 9.2(a); provided, however, that Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under Section 3.18 for any defect in title alleged as a Title Defect under this Article VIII.

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Section 8.2 Title Due Diligence Examination.

(a) Until 5:00 p.m. (local time in Denver, Colorado) on the date that is forty-five (45) calendar days after the Execution Date (the “Examination Period”), Seller shall afford to Purchaser and its authorized Representatives reasonable access, during normal business hours, to the office, personnel and books and records of Seller to the extent reasonably necessary for Purchaser to conduct a title examination (as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties) (“Purchaser’s Title Review”); provided, however, that such title examination shall be upon reasonable notice to Seller and shall not unreasonably disrupt the personnel or operations of Seller or impede the efforts of Seller to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, ownership reports, operating records and agreements, well files, financial and accounting records (including revenue and cost decks), geological, geophysical and engineering records (each in accordance with any applicable license agreements), and any other documents or information reasonably requested by Purchaser, in each case insofar as such books and records may now be in existence and in the possession of Seller, excluding, however, any books and records that Seller is prohibited by Applicable Law or Third-Party confidentiality restrictions from disclosing.

(b) Prior to Closing, Purchaser shall not contact any of the customers or suppliers of Seller or its working interest co-owners or operators, in connection with the Transaction, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller.

(c) Purchaser’s Title Review shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

Section 8.3 Notice of Title Defects; Title Benefits; Title Defect Amount.

(a) To assert a claim of a Title Defect, Purchaser must deliver written notice to Seller no later than the expiration of the Examination Period (a “Title Defect Notice”). To be effective, a Title Defect Notice must be in writing and be received by Seller prior to the expiration of the Examination Period and must include: (i) a description of the Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect (including any alleged variance in the Net Revenue Interest), (ii) the specific Oil and Gas Property affected by such Title Defect (the “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) Purchaser’s proposed Title Defect Amount with respect to such Title Defect as determined by Purchaser in good faith, and (v) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents or other materials or information reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect.

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(b) Any matters that may otherwise constitute Title Defects or defects in Seller’s title to the Oil and Gas Properties, but of which Seller has not been specifically notified by Purchaser pursuant to a Title Defect Notice delivered to Seller prior to the expiration of the Examination Period, shall be deemed to have been waived by Purchaser for all purposes. For the avoidance of doubt, this Section 8.3(b) shall not affect or modify Seller’s special warranty of title set forth in Section 3.18 or in the Assignment, Purchaser’s rights to indemnification under Section 11.2 with respect to any breach of Seller’s special warranty of title, or Purchaser’s rights to terminate this Agreement under Section 10.1 or to not close this Transaction on account of the failure of a Closing condition as provided in Section 9.2(a).

(c) Purchaser shall use its Commercially Reasonable Efforts to provide Seller, on or before the end of each calendar week during the Examination Period, notice of all alleged Title Defects reported to Purchaser by any of Purchaser’s employees, title attorneys, landmen, or other title examiners conducting Purchaser’s Title Review during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period; provided, however, that any failure to provide any such preliminary notice shall not prejudice Purchaser’s right to assert such Title Defect in the Defect Notice or otherwise affect Purchaser’s rights or obligations hereunder.

(d) Upon receipt of a timely delivered Title Defect Notice from Purchaser, Seller may, in addition to the other remedies set forth in this Article VIII, attempt to cure, at Seller’s sole cost and expense, such Title Defect at any time prior to the date that is five (5) Business Days prior to the Closing.

(e) To assert a claim of a Title Benefit, Seller must deliver written notice to Purchaser prior to the expiration of the Examination Period, or with respect to the Contemplated Leasing Activities, not less than forty-five (45) days prior to the Closing Date (a “Title Benefit Notice”). To be effective, a Title Benefit Notice must be in writing and be received by the Purchaser prior to the expiration of the Examination Period, or with respect to the Contemplated Leasing Activities, not less than forty-five (45) days prior to the Closing Date and must include: (i) a description of the Title Benefit that is reasonably sufficient for the Purchaser to determine the basis of the alleged Title Benefit (including any alleged variance in the Net Revenue Interest), (ii) the specific Oil and Gas Property affected by such Title Benefit (the “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) Seller’s proposed Title Benefit Amount with respect to such Title Benefit as determined by Seller in good faith, and (v) all documents upon which Seller rely for the assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for the Purchaser (as well as any title attorney or examiner hired by the Purchaser) to verify the existence of the alleged Title Benefit.

(f) Any matters that may otherwise constitute Title Benefits but of which the Purchaser has not been specifically notified by Seller pursuant to a Title Benefit Notice delivered to the Purchaser prior to the expiration of the Examination Period, or with respect to the Contemplated Leasing Activities, not less than forty-five (45) days prior to the Closing Date, as provided in Section 6.1(a), shall be deemed to have been waived by Seller for all purposes.

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(g) The “Title Defect Amount” means, with respect to a Title Defect Property, the amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i) if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount for that Title Defect;

(ii) if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii) if the Title Defect represents a discrepancy whereby the Net Revenue Interest for such Well or Unit is less than the Net Revenue Interest stated in Exhibit A-3 for such Well or in Exhibit A-4 for such Unit but for which there is a proportionate decrease in the Working Interest in respect of such Well or Unit, then such Title Defect Amount will be the Allocated Value of such Well or Unit, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-3 for such Well or in Exhibit A-4 for such Unit;

(iv) If the Title Defect represents a difference between (A) the Net Mineral Acres for any affected Lease and (B) the Net Mineral Acres for such Lease stated in Exhibit A-1, then the Title Defect Amount shall be the product obtained by multiplying the difference between such Net Mineral Acre amounts by the per-acre value based on the Allocated Value applicable to such affected Lease;

(v) if the Title Defect represents an encumbrance, defect, burden, Lien or other matter not described in Section 8.3(g)(i) through Section 8.3(g)(iv), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(vi) the Title Defect Amount of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii) notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Amount exceed the Allocated Value of the affected Title Defect Property.

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Section 8.4 Environmental Due Diligence Examination.

(a) During the Examination Period, Seller shall afford to Purchaser and its authorized Representatives (including an environmental consultant reasonably acceptable to Seller (“Purchaser’s Environmental Consultant”)) reasonable access, during normal business hours, to the Oil and Gas Properties operated by Seller to the extent necessary for Purchaser (or Purchaser’s Environmental Consultant) to undertake a Phase I environmental site assessment performed pursuant to ASTM Standard E1527 and such additional environmental compliance and permitting assessments as Purchaser reasonably elects to conduct, including, but not limited to, an inspection of the Oil and Gas Properties on or near the Closing Date, provided Purchaser gives prior notice to Seller of any such desired assessments and further gives Seller a description of the nature and scope of the desired assessment (“Purchaser’s Environmental Review”). In conducting the Purchaser’s Environmental Review, without Seller’s prior written approval, neither Purchaser nor Purchaser’s Environmental Consultant may operate any equipment or conduct any testing or sampling of soil, groundwater, or other materials (including any testing or sampling for Hazardous Materials, Hydrocarbons or NORM). If the results of Purchaser’s Environmental Review documented in a written report issued by a qualified third party environmental consultant indicate the need for a Phase II assessment, and if Seller does not provide written approval to conduct such Phase II assessment within ten (10) days of the date on which Purchaser notifies Seller in writing that it desires to perform a Phase II assessment, including testing or sampling of soil, groundwater or other materials, then upon written notice to Seller prior to Closing, Purchaser may exclude the affected Oil and Property from this transaction and the Purchase Price will be reduced by the Allocated Value of such Oil and Gas Property.

(b) No less than three (3) Business Days prior to the proposed commencement date of Purchaser’s Environmental Review, Purchaser shall furnish Seller with an outline of the proposed scope of such review, including the locations of such activities. No Person, other than Purchaser’s Environmental Consultant and Purchaser’s employees may conduct Purchaser’s Environmental Review. Seller shall have the right to have Representatives present to observe Purchaser’s Environmental Review conducted in the Seller’s Office or on the Oil and Gas Properties. Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence of, any Oil and Gas Properties not operated by Seller to which Seller does not have the authority to grant access for such due diligence.

(c) Purchaser agrees to conduct Purchaser’s Environmental Review in a manner so as not to unduly interfere with the business operations of Seller and in compliance with all Applicable Laws. Purchaser shall abide by Seller’s safety rules, regulations and operating policies while conducting Purchaser’s Environmental Review and, to the extent required by Seller, execute and deliver any reasonable access agreement of Seller. Purchaser shall exercise due care with respect to Seller’s properties and their condition. The cost and expense of Purchaser’s Environmental Review, if any, shall be borne solely by Purchaser.

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(d) Prior to the Closing, unless otherwise required by Applicable Law, Purchaser shall (and shall cause Purchaser’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Purchaser’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Purchaser shall not (and shall cause Purchaser’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other Third Party without the prior written consent of Seller, unless Purchaser is required to do so pursuant to Environmental Law, in which case Purchaser shall provide notice of any such disclosure to Seller unless, in the opinion of Purchaser’s counsel, Purchaser is legally prohibited from providing such notice. Prior to the Closing, unless otherwise required by Applicable Law, Purchaser may use the Environmental Information only in connection with the Transaction. If Purchaser, Purchaser’s Environmental Consultant, if applicable, or any Person to whom Purchaser has provided any Environmental Information, becomes legally compelled to disclose any of the Environmental Information, Purchaser, to the extent legally permitted, shall provide Seller with prompt notice and Seller, at Seller’s expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. Upon Seller’s written request to Purchaser, Purchaser shall provide copies of the Environmental Information to Seller without charge.

Section 8.5 Notice of Environmental Defects.

(a) To assert a claim of an Environmental Defect, Purchaser must deliver written notice to Seller promptly after the discovery thereof, but in no event later than the expiration of the Examination Period (an “Environmental Defect Notice”). To be effective, an Environmental Defect Notice must be in writing and be received by Seller prior to the expiration of the Examination Period and must include: (i) a description of the matter constituting the alleged Environmental Defect in reasonable detail, including (A) if applicable, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, (B) the written conclusion of Purchaser’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Purchaser’s Environmental Review, and (C) if feasible and applicable, a separate reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (ii) the identity of the specific Property affected by such alleged Environmental Defect (the “Environmental Defect Property”), (iii) the procedures, if applicable, recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Purchaser’s Environmental Consultant, if applicable; and (iv) Purchaser’s good faith estimate of the Environmental Defect Value, including the basis for such estimate.

(b) Any matters that may otherwise constitute Environmental Defects, but of which Seller have not been specifically notified by Purchaser pursuant to a valid Environmental Defect Notice delivered to Seller prior to the expiration of the Examination Period, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for purposes of this Section 8.5; provided that nothing in this Section 8.5(c) shall impact or modify Seller’s special warranty of title set forth in Section 3.18 or in the Assignment, Purchaser’s rights to indemnification under Section 11.2 with respect to any breach of Seller’s special warranty of title, or Purchaser’s rights to terminate this Agreement under Section 10.1 or to not close this Transaction on account of the failure of a Closing condition as provided in Section 9.2(a).

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(c) Upon receipt of a timely delivered Environmental Defect Notice from Purchaser, Seller may, in addition to the other remedies set forth in this Article VIII, attempt to cure, at Seller’s sole cost and expense, such Environmental Defect at any time prior to the Closing.

Section 8.6 Defect Closing Mechanics.

(a) Notwithstanding anything herein to the contrary, if, by the date that is five (5) Business Days prior to the Closing Date, Seller does not cure a Title Defect for which a Title Defect Notice has been timely and otherwise validly delivered or an Environmental Defect for which an Environmental Defect Notice has been timely and otherwise validly delivered, Seller shall have the option, by notice in writing to Purchaser on or before the Closing, to:

(i) retain the Property affected by such Title Defect or Environmental Defect, in which event such Property shall become an Excluded Asset and the Purchase Price shall be reduced by the Allocated Value of the affected Property;

(ii) transfer to Purchaser the Property affected by such Title Defect or Environmental Defect in accordance with the terms and conditions of this Agreement and, subject to Section 8.6(b), reduce the Purchase Price by the relevant Title Defect Amount or Environmental Defect Value;

(iii) attempt to cure such defect in accordance with Section 8.7(a), in which case the Adjusted Purchase Price paid at Closing shall be reduced by an amount equal to the Title Defect Amount or Environmental Defect Value for the applicable Property until finally resolved on the Final Settlement Statement; or

(iv) dispute such defect pursuant to the provisions of Section 12.1, in which case the Adjusted Purchase Price paid at Closing shall be reduced by an amount equal to Purchasers’ good faith estimate of the Title Defect Amount or Environmental Defect Value for the applicable Property, and such amount will be paid by Purchaser at Closing and until finally resolved on the Final Settlement Statement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Cash Consideration shall be made for Title Defects for which Title Defect Notices have been timely and otherwise validly delivered or Environmental Defects for which Environmental Defect Notices have been timely and otherwise validly delivered, unless:

(i) the Title Defect Amount of such individual Title Defect exceeds Eighty Thousand Dollars ($80,000.00) or the Environmental Defect Value of such individual Environmental Defect exceeds One Hundred Thousand Dollars ($100,000.00); and

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(ii) the aggregate of all Title Defect Amounts as determined in accordance with this Agreement, which exceed Eighty Thousand Dollars ($80,000.00) and all Environmental Defect Values, as determined in accordance with this Agreement, which exceed One Hundred Thousand Dollars ($100,000.00) equals or exceeds an amount equal to the Defect Deductible, in which event only the amount of such Title Defect Amounts and Environmental Defect Values in excess of the Defect Deductible shall be considered for purposes of this Agreement;

provided, however, that if the matter giving rise to a Title Defect results in a breach of Section 3.18, then such Title Defect shall not be subject to the limitation set forth in clause (i) of this Section 8.6(b) or the Defect Deductible set forth in clause (ii) of this Section 8.6(b).

Section 8.7 Option to Cure Title Defects and Environmental Defects Post-Closing.

(a) Notwithstanding anything herein to the contrary, if Seller is not able to cure a Title Defect or Environmental Defect on or prior to Closing, Seller may, by notice in writing to Purchaser on or before Closing, attempt to cure such Title Defect or Environmental Defect after the Closing at Seller’s sole cost and expense (with any such Title Defect or Environmental Defect being called a “Post-Closing Defect”); provided, however, that Purchaser shall have the right to elect to cure such Post-Closing Defect by delivering to Seller written notice thereof on or before Closing.

(b) With respect to those Post-Closing Defects that Purchaser has not elected to cure after Closing, Purchaser will act in good faith and reasonably cooperate with Seller after Closing to cure any Post-Closing Defects. If, at the end of the ninety (90) day period commencing on the Closing Date (the “Cure Period”), Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), an adjustment to the Purchase Price based upon the applicable Allocated Value shall be reflected on the Final Settlement Statement. If, at the end of the Cure Period, the Parties are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 12.1.

Section 8.8 Purchaser Indemnification. IN CONNECTION WITH THE CONDUCT OF ITS DUE DILIGENCE INVESTIGATION OF THE PROPERTIES AND IN CONSIDERATION OF SELLER’S COVENANTS UNDER SECTION 7.1, PURCHASER HEREBY AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS SELLER AND THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM PURCHASER’S ENVIRONMENTAL REVIEW OR PURCHASER’S INSPECTING AND OBSERVING THE PROPERTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF SELLER OR THE SELLER INDEMNITEES EXCEPTING ANY AND ALL CLAIMS ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY SELLER INDEMNITEE. IT IS PROVIDED, HOWEVER, THAT PURCHASER SHALL NOT BE LIABLE, AND SHALL NOT INDEMNIFY SELLER OR ANY SELLER INDEMNITEE, FOR ANY CLAIMS ARISING FROM THE MERE DISCOVERY OF PREEXISTING ENVIRONMENTAL DEFECTS FOUND BY PURCHASER DURING PURCHASERS’ DUE DILIGENCE INSPECTIONS.

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Section 8.9 Casualty Loss Prior to Closing.

(a) If, after the Execution Date but prior to Closing, any portion of the Properties is damaged or destroyed by a fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then Seller will notify Purchaser promptly after Seller learns of such event.

(b) Subject to Section 10.1(f), Purchaser will nevertheless be required to close, and Seller shall, at its sole election, elect to:

(i) reduce the Purchase Price by an amount agreed upon in writing by Seller and Purchaser as being a reasonable estimate of such Casualty Loss, which amount shall not exceed the Allocated Value of the applicable Property,

(ii) agree with Purchaser to cause the Properties affected by any Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date only with Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed); or

(iii) transfer to Purchaser such insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss; provided, however, that such amounts cover the cost of repair and restoration in full.

(c) If Seller elects to proceed under Section 8.9(b)(i) and the Parties fail to agree by the Closing Date on the reduction to the Purchase Price (which agreement the Parties shall use good faith efforts to reach), then the Purchase Price at Closing in respect of Casualty Losses will be decreased by Seller’s good-faith estimate of the value associated with such Casualty Loss, and either Party may submit the dispute for resolution in accordance with Section 12.1.

Section 8.10 Additional Assets.

Until the Closing Date, if it is discovered by either Party that Seller or any Affiliate of Seller owns or holds any right, title or interest in any properties located in Weld County, State of Colorado (the “Found Assets”), then such Party shall promptly notify the other Party of any such Found Assets. Seller shall then offer to sell and transfer any such Found Assets to Purchaser, and Purchaser will have the option to purchase any such Found Assets, at a price equal to the net mineral acre price allocated to the Properties if such Found Asset is an undeveloped Oil and Gas Lease or at a price mutually agreed to by the Parties with respect to any other type of property, and otherwise on the terms and conditions set forth herein as if such Found Asset is a Property, which option shall be exercised, if at all, by Purchaser by delivering written notice thereof to Seller on or before Closing.

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Article IX

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 9.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Purchaser set forth in Article V shall be true and correct in all material respects on and as of the Closing Date, except for Purchaser’s Fundamental Representations that shall be true and correct as of the Execution Date and the Closing Date, except for such representations and warranties that are qualified by materiality, Material Adverse Effect, or material adverse effect, which representations and warranties shall be true and correct in all respects, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

(b) Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Proceeding (excluding any Proceeding initiated by Seller or any of its Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Transaction.

(d) No order, writ, injunction, or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no Applicable Law shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins, or invalidates the Transaction.

(e) Seller shall have received all agreements, instruments, and documents which are required under Section 2.2(b) to be executed or delivered by Purchaser prior to or in connection with the Closing.

Section 9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Seller set forth in Article III shall be true and correct in all material respects on and as of the Closing Date, except for Seller’s Fundamental Representations that shall be true and correct as of the Execution Date and the Closing Date, except such representations and warranties that are qualified by materiality, Material Adverse Effect, or material adverse effect, which representations and warranties shall be true and correct in all respects, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

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(b) Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) No Proceeding (excluding any Proceeding initiated by Purchaser or any of its Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the Transaction.

(d) No order, writ, injunction, or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no Applicable Law shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins, or invalidates the Transaction.

(e) No event of Force Majeure or Material Adverse Effect shall have occurred, in each case the result of which is that Purchaser is unable to secure satisfactory financing with respect to the Transaction. For the avoidance of doubt, if Purchaser is unable to secure satisfactory financing with respect to the Transaction for any reason other than the occurrence of an event of Force Majeure or Material Adverse Effect as set forth in this Section 9.2(e), then (i) Purchaser may not claim that this condition has not been fulfilled or satisfied and (ii) in the event all conditions of Section 10.2(c) are met, Seller shall receive the entirety of the Deposit for the sole account and use of Seller in accordance with Section 10.2(c).

(f) The Registration Statement has been declared effective with the SEC on or before the Outside Date.

(g) Purchaser shall have received all agreements, instruments, and documents which are required under Section 2.2(a) to be executed or delivered by Seller or any other Person to Purchaser prior to or in connection with the Closing.

Article X
TERMINATION AND RELEASE OF DEPOSIT

Section 10.1 Termination. This Agreement may be terminated, and the Transaction abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if the Closing shall not have occurred by the Outside Date, unless such failure to close is due to a material breach of this Agreement by Seller;

(c) by Purchaser, if the Closing shall not have occurred by the Outside Date, unless such failure to close is due to a material breach of this Agreement by Purchaser;

(d) by Seller, if Purchaser does not deliver the Deposit to the Escrow Account on the Execution Date;

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(e) by either Seller or Purchaser, if there is any specific statute, rule, or regulation that makes consummation of the Transaction illegal or otherwise prohibited or a Governmental Entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling, or other action has become final and non-appealable;

(f) by Purchaser, if Seller breaches its obligations set forth in Section 6.1(1) and such breach is not remedied within five (5) days’ notice from Purchaser;

(g) by either Seller or Purchaser, if the aggregate amount by which the Purchase Price will be reduced on account of uncured or disputed Title Defects and Environmental Defects, plus the aggregate amount reasonably estimated for all Casualty Losses, exceeds ten per cent (10%) of the unadjusted Purchase Price;

(h) any change in Applicable Law that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i) by either Seller or Purchaser, if the other Party materially breaches its covenants, obligations, or agreements as set forth in this Agreement and such material breach is not remedied within five (5) days’ notice from the non-breaching Party; or

(j) by Purchaser, upon the occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which is that Purchaser determines, in its reasonable discretion, that it is, or will be, unable to secure satisfactory financing with respect to the Transaction.

Section 10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Purchaser, on the other, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in Section 7.2, Section 7.5, Section 7.6, Section 8.4(d) and Section 8.8, this Article X, Article XII and Article XIII shall survive the termination hereof.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 9.1 have been satisfied (or waived by Seller), and (ii) the Closing has not occurred as a result of (1) the failure of Seller to materially perform, when required, any of Seller’s covenants or obligations to consummate the Transaction at Closing (specifically including its obligations set forth in Section 6.1(1)), or (2) the occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which is that Purchaser determines, in its reasonable discretion, that it is, or will be, unable to secure satisfactory financing with respect to the Transaction, then, upon the satisfaction of the conditions set forth in subparts (i) and (ii) of this Section 10.2(b), Purchaser shall have the right, at the written election of Purchaser, to (A) terminate this Agreement and Purchaser shall receive the entirety of the Deposit for the sole account and use of Purchaser, or, in the alternative, (B) seek specific performance of this Agreement, and such elected remedy shall be Purchaser’s sole and exclusive remedy. In the event Purchaser elects to terminate this Agreement pursuant to Section 10.2(b)(A), then within two (2) Business Days after the date when Purchaser’s election to terminate this Agreement becomes effective, Seller and Purchaser shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Purchaser. For the avoidance of doubt, Purchaser shall not be entitled to receive the Deposit in the event Purchaser seeks specific performance under this Section 10.2(b).

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(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied (or waived by Purchaser), and (ii) the Closing hereunder has not occurred as a result of the failure of Purchaser to materially perform, when required, any of Purchaser’s covenants or obligations hereunder to consummate the Transaction at Closing, then, upon the satisfaction of the conditions set forth in subparts (i) and (ii) of this Section 10.2(c), Seller shall receive the entirety of the Deposit for the sole account and use of Seller and Seller’s retention of the Deposit shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to Seller for any such failure of Purchaser. In the event Seller becomes entitled to receive the Deposit pursuant to this Section 10.2(c), then within two (2) Business Days after the date when Seller becomes entitled to receive such Deposit, Seller and Purchaser shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit to Seller. Seller and Purchaser acknowledge and agree that (A) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the Deposit is a reasonable estimate by the Parties of such actual damages of Seller and (C) such liquidated damages do not constitute a penalty. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY; provided, however, that the termination of this Agreement shall not relieve any Party from any obligation or liability for such Party’s actual fraud.

(d) In the event that this Agreement is terminated under this Article X and Seller is not entitled to the Deposit under Section 10.2(c), then Purchaser shall be entitled to receive the entirety of the Deposit for its own account. Within two (2) Business Days after each the effective date of such termination, Seller and Purchaser shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the applicable Deposit Release Amount to Purchaser.

Section 10.3 Release of Deposit to Seller.

(a) Without limiting the effect of the provisions in Section 10.2 above, in the event (1) the Closing has not occurred in accordance with the terms of this Agreement prior to June 17, 2024, and such delay has not occurred as a result of the failure of Seller to materially perform, when required, any of Seller’s covenants or obligations hereunder to consummate the Transaction at Closing, (2) all conditions precedent to the obligations of Seller set forth in Section 9.1 have been satisfied or (waived by Seller), and (3) there has been no occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which is that Purchaser determines, in its reasonable discretion, that it is, or will be, unable to secure satisfactory financing with respect to the Transaction, then the Parties agree that the Deposit shall be subject to release (each a “Deposit Release”) as follows:

(i) On June 17, 2024 (the “First Deposit Payment Date”), Three Million Dollars ($3,000,000) (a “Deposit Release Amount”) shall be released from the Escrow Account for the sole account and use of Seller;

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(ii) On July 15, 2024, another Deposit Release Amount shall be released from the Escrow Account for the sole account and use of Seller; and

(iii) On August 12, 2024 (the “Final Deposit Payment Date”), another Deposit Release Amount shall be released from the Escrow Account for the sole account and use of Seller.

(b) The remaining amount in the Escrow Account following each of Deposit Release set forth in (a) above shall be referred to as the “Remaining Deposit”.

(c) Each Deposit Release provided for in (a) above shall be subject to the condition that, at the time of each Deposit Release, (i) Seller has not failed to materially perform, when required, any of Seller’s covenants or obligations to consummate the Transaction at Closing (specifically including its obligations set forth in Section 6.1(1)) and (ii) there has been no occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which is that Purchaser determines, in its reasonable discretion, that it is, or will be, unable to secure satisfactory financing with respect to the Transaction.

(d) If, during the period beginning on the First Deposit Payment Date and ending on the Final Deposit Payment Date, either (i) Seller fails to materially perform, when required, any of Seller’s covenants or obligations to consummate the Transaction at Closing (specifically including its obligations set forth in Section 6.1(1)) or (ii) there is an occurrence of an event of Force Majeure or Material Adverse Effect, in each case the result of which is that Purchaser determines, in its reasonable discretion, that it is, or will be, unable to secure satisfactory financing with respect to the Transaction, then the Parties agree that Purchaser may terminate this Agreement upon written notice to Seller and Seller shall not be entitled to any additional Deposit Releases after the date of such written notice and Purchaser shall be entitled to receive the Remaining Deposit. The Parties acknowledge and agree that in no event will Seller be required to reimburse or repay any Deposit Release Amount that has been released to Seller in accordance with the terms of this Section 10.3.

(e) Within two (2) Business Days after each applicable date set forth in (a) above, Seller and Purchaser shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the applicable Deposit Release Amount to Seller.

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Article XI
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 11.1 Survival.

(a) The period after the Closing Date for which a representation, warranty or covenant of any Party survives is herein called the “Survival Period” and each such Survival Period shall be as follows:

(i) One (1) year after the Closing Date with respect to Seller’s representations and warranties contained in Article III that constitute Seller Non-Fundamental Representations, except for the Tax Representations and Section 3.18;

(ii) One (1) year after the Closing Date with respect to Seller’s covenants and agreements to be performed on or prior to the Closing, other than pursuant to Section 7.4;

(iii) Until fully performed with respect to Seller’s covenants and agreements to be performed after the Closing, other than pursuant to Section 7.4;

(iv) Three (3) years after the Closing Date with respect to Seller’s representations and warranties contained in Article III that are Fundamental Representations;

(v) Three (3) years after the Closing Date with respect to Purchaser’s representations and warranties contained in Article V that are Fundamental Representations and one (1) year after the Closing Date with respect to all of Purchaser’s other representations and warranties contained in Article V;

(vi) One (1) year after the Closing Date with respect to Purchaser’s covenants and agreements to be performed prior to the Closing, other than pursuant to Section 7.4;

(vii) Until fully performed with respect to Purchaser’s covenants and agreements to be performed after the Closing, other than pursuant to Section 7.4;

(viii) Three (3) years after the Closing Date with respect to Seller’s representations and warranties contained in Section 3.18; and

(ix) Sixty (60) days after the expiration of the applicable statute of limitations with respect to the covenants and agreements in Section 7.4 or with respect to the Tax Representations.

(b) Notwithstanding the foregoing, in the event the Parties enter into a Contract Operating Agreement pursuant to Section 7.11(c) of this Agreement, such Contract Operating Agreement shall survive the termination of this Agreement and shall terminate pursuant to its terms.

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(c) No Party shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless it shall have received from the Party seeking indemnification a written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or prior to the expiration of the Survival Period applicable to such representation, warranty or covenant. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, (ii) the facts actually known to the delivering Party that form the basis of such claim and (iii) the delivering Party’s good faith estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein.

Section 11.2 Indemnification by Seller. Subject to the terms and conditions of this Article XI, after Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, officers, directors, employees, agents and successors and assigns (“Purchaser Indemnitees”) from and against the amount of any and all actual losses, Claims, actions, causes of action, demands, assessments, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”) related to, arising out of, attributable to or resulting from:

(a) any breach by Seller of its representations and warranties contained in Article III;

(b) any breach by Seller of its covenants and agreements contained in this Agreement;

(c) the Excluded Assets;

(d) any Seller Taxes;

(e) Third Party claims for property damage or personal injury relating to the operation Properties prior to the Closing Date;

(f) the matters or items set forth in Schedule 3.6;

(g) failure to pay or improper calculation, allocation, marketing, payment, or reporting of royalties, shut-in royalties, overriding royalties, working interest amounts and other royalties, and similar burdens on production with respect to the Properties and attributable to periods before the Effective Date;

(h) civil, criminal, and administrative fines and penalties or criminal sanctions imposed as a result of or arising from Seller’s or its Affiliate’s ownership, use, or operation of the Properties before the Closing Date;

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(i) any indebtedness for borrowed money by Seller incurred prior to or outstanding as of the Closing Date;

(j) any proceeds of production held by Seller as of the Closing Date in suspense, owed by Seller in suspense, or owed by or to Third Parties (whether positive or negative, and including funds held in suspense for unleased interests and penalties and interest) attributable to the Properties or any interest pooled, unitized, or communitized therewith, in each case to the extent not set forth on Schedule 3.17;

(k) offsite waste disposal with respect to the Properties by Seller or its Affiliates prior to the Closing Date in violation of any Environmental Laws or Environmental Permits;

(l) any Post-Closing Defect that Purchaser has not elected to cure; and

(m) any claims made by any employee under WARN, ERISA, or under any CBA.

provided, however, that Seller’s indemnification obligations for Purchaser’s Damages under this Section 11.2 shall (x) be limited by the terms of Section 11.10, and (y) if applicable, terminate upon the termination of the applicable Survival Period related thereto, except for any Claims and Damages for which Seller received written notice prior to the expiration of the applicable Survival Period.

Section 11.3 Indemnification by Purchaser. Subject to the terms and conditions of this Article XI, after Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents and successors and assigns (“Seller Indemnitees”) from and against any and all Damages, asserted against, resulting to, imposed upon or incurred by Seller Indemnitees, directly or indirectly, by reason of or resulting from any breach by Purchaser of its representations, warranties and covenants contained in this Agreement; provided, however, that Purchasers’ indemnification obligations for Damages under this Section 11.3 shall if applicable, terminate upon the termination of the applicable Survival Period related thereto, except for any Claims and Damages for which Purchasers received written notice prior to the expiration of the applicable Survival Period.

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Section 11.4 Indemnification Proceedings. In the event any Claim for which a Party (an “Indemnifying Party”) would be liable to another Party (an “Indemnified Party”) under Section 11.2, Section 11.3 or Section 8.8 is asserted against or sought to be collected from an Indemnified Party by a Third Party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such Claim is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the above notice from the Indemnified Party (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such Claim; provided, however, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such Claim (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such Claim with counsel of its own choice, at the expense of the Indemnifying Party. If the Claim is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of any Claim under this Section 11.4, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement does not include or constitute an obligation, restriction or admission of fault being imposed on the Indemnified Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). Notwithstanding anything in this Section 11.4 to the contrary, the control of any Claim resulting in a Tax Contest or other Claim, assertion, event or proceeding in respect of Taxes (including, but not limited to, any Claim in respect of a breach of the Tax Representations, a breach or violation of or failure to fully perform any covenant, agreement, or obligation under Section 7.4 or any Claim related to Seller Taxes under Section 11.2(d) shall be governed exclusively by Section 7.4 hereof.

Section 11.5 Indemnification Generally. Any indemnification payment required to be made pursuant to this Agreement shall be reduced by any insurance proceeds or other proceeds from any Third Party received by the Indemnified Party or any of its Affiliates with respect to the item giving rise to the indemnification payment. The Indemnified Party shall use Commercially Reasonable Efforts to pursue any available insurance or other Third-Party indemnification Claims in respect of any Damages for which indemnification is sought under this Agreement; provided that (a) such pursuit shall not interfere with the ability of a Party to make a Claim hereunder and (b) no Party shall be required to incur any costs, expenses or obligations in connection with any such pursuit for which such Party is not entitled to full indemnity and reimbursement hereunder for such costs, expenses and obligations. For the avoidance of doubt, the expiration of any representation, warranty, covenant, or obligation does not affect the Indemnified Party’s right to claim indemnification with respect to any breach thereof if the Indemnified Party has submitted a claim for indemnification in accordance with the provisions of this Section 11 prior to such expiration.

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Section 11.6 Exclusivity; Waiver of Rescission.

(a) Except for any Title Defects and Environmental Defects and Casualty Losses or disputes related thereto which remain unresolved as of Closing, or any disputes which arise prior to Closing or with respect to actual fraud, the Parties agree that after Closing, the only relief and remedy available to a Party in relation to any breach, default or nonperformance of any representation, warranty, covenant or agreement made or entered into by a Party pursuant to this Agreement or any certificate, instrument or document delivered pursuant hereto shall be the recovery of Damages, and only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XI. Notwithstanding the foregoing, the Parties agree that nothing in this Agreement shall impose any limit or impediment on any Party from making a Claim against the other or others based on their intentional fraud, gross negligence, or intentional and willful misconduct.

(b) Seller and Purchaser acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other Claim arising in connection with or with respect to the Transaction. As the payment of money shall be adequate compensation, following the Closing, Purchaser and Seller waive any right to rescind this Agreement or the Transaction.

Section 11.7 Limited to Actual Damages. EXCEPT WITH RESPECT TO ACTUAL FRAUD, THE OBLIGATIONS OF THE PARTIES FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE XI SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING ANY LOST PROFITS, LOST SALES, BUSINESS INTERRUPTION OR LOST BUSINESS OPPORTUNITIES); provided that any incidental, consequential, indirect, punitive or exemplary Damages (including any lost profits, lost sales, business interruption or lost business opportunities) recovered by a Third Party against a party entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable or allocated hereunder to such indemnity. Notwithstanding the foregoing, nothing herein shall limit the right of any Party to specific performance.

Section 11.8 Express Negligence. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE XI SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL DAMAGES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE XI, NOTWITHSTANDING THAT ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING THE OTHER PARTIES TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT.

Section 11.9 Tax Treatment of Indemnification Payments. Except as otherwise required by Applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Cash Consideration for U.S. federal and applicable state and local income tax purposes.

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Section 11.10 Limits on Liability. In the event that Closing occurs:

(a) Notwithstanding anything herein to the contrary:

(i) Seller shall have no obligation or liability under Section 11.2(a) with respect to inaccuracies or breaches of Seller Non-Fundamental Representations with respect to any Damages suffered by Purchaser Indemnitees that individually do not exceed One Hundred Thousand Dollars ($100,000.00);

(ii) Seller shall have no obligation or liability under Section 11.2(a) with respect to inaccuracies or breaches of Seller Non-Fundamental Representations (excluding those contained in Section 3.18 and Section 3.19, which are subject to the applicable provisions of Article VIII), unless and until the aggregate amount of Damages suffered by the Purchaser Indemnitees exceeds Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the “Indemnity Deductible”); provided, however, that once the amount of Damages suffered by Purchaser Indemnitees with respect to inaccuracies or breaches of such Seller Non-Fundamental Representations exceeds the Indemnity Deductible, Seller shall be obligated to indemnify Purchaser only for such Damages in excess of the Indemnity Deductible, it being understood that the Indemnity Deductible represents a deductible and not a threshold;

(iii) Seller shall have no obligation or liability under Section 11.2(a), for Damages suffered by the Purchaser Indemnitees with respect to inaccuracies or breaches of Seller Non-Fundamental Representations (excluding those contained in Section 3.18 and Section 3.19, which are subject to the applicable provisions of Article VIII) in the aggregate in excess of twenty percent (20%) of the unadjusted Purchase Price; and

(iv) Seller shall have no obligation or liabilities under Section 11.2(a) with respect to any Damages suffered by Purchaser Indemnitees that in the aggregate exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b) No Party shall have any obligations hereunder to indemnify any Person for any Damages to the extent the amount of such Damages was taken into account as an adjustment to the Cash Consideration under Section 1.3; provided, however, that nothing in this Section 11.10 shall relieve any Party from any obligation or liability for such Party’s actual fraud.

Article XII
MISCELLANEOUS

Section 12.1 Dispute Resolution.

(a) Each Party shall have the right to submit Claims or other matters in question arising out of (i) any disputed Title Defects, Title Defect Amounts, Title Benefits, or Title Benefit Amount to the Title Expert and (ii) any disputed Environmental Defects or Environmental Defect Values shall be submitted to a nationally recognized independent environmental consulting firm mutually acceptable to both Seller and Purchaser or absent such agreement during the ten (10)-day period, in accordance with the Rules (the “Environmental Expert” and, with the Title Expert, each an “Independent Expert”).

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(b) Disputed Title Defects and Environmental Defects to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules. The Independent Expert shall be instructed by the Parties to resolve such disputes as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and non-appealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. In making a determination, the applicable Independent Expert shall be bound by the rules set forth in Article VIII and may consider such other matters as in the opinion of the applicable Independent Expert are necessary or helpful to make a proper determination. Additionally, the applicable Independent Expert may consult with and engage any disinterested person to advise the arbitrator, including title attorneys from other states and petroleum engineers. The applicable Independent Expert shall act as an expert for the limited purpose of determining the specific dispute related to the Title Defect or Environmental Defect, as applicable, submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs and expenses of the applicable Independent Expert, and Seller shall be responsible for the remaining one-half of the fees, costs, and expenses of the applicable Independent Expert. However, the Independent Expert shall have the right, but not the obligation, to award reasonable legal fees and interest (but not any other damages or penalties) incurred by a Party in connection with such arbitration.

(c) Any dispute that is not governed by the foregoing provisions of this Section 12.1 shall be settled exclusively and finally by arbitration in accordance with this Section 12.1(c).

(i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 12.1(c), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving Third Parties, the receipt of evidence and the like), shall be decided by the arbitrators. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) but shall not be administered by or under the auspices of the American Arbitration Association, except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of any disputed Environmental Defects or Title Defects with respect to amounts in excess of One Million Dollars ($1,000,000.00), optional rules for large and complex cases.

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(ii) The arbitrators shall permit and facilitate such discovery as they determine is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, including depositions of witnesses who will not appear personally to testify if there is a demonstrated need therefor. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii) All arbitration proceedings hereunder shall be conducted in Denver, Colorado, or such other mutually agreeable location.

(iv) All arbitration proceedings hereunder shall be before a panel of three arbitrators appointed in accordance with the Rules consisting of persons (which can include lawyers) having at least ten (10) years of experience in or relating to the oil and gas industry.

(v) In deciding the substance of the dispute, the arbitrators shall refer to the substantive laws of the State of Colorado for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by this Section 12.1 and the Federal Arbitration Act.

(vi) The Parties shall request the arbitrators to conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and to render a final decision completely disposing of the dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The Parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each Party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical, and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (A) limit the time allotted to each Party for presentation of its case; and (B) exclude testimony and other evidence they deem irrelevant or cumulative.

(vii) Except to the extent expressly provided under this Agreement to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Colorado law, or any other Applicable Law, or under the Federal Arbitration Act or the Rules.

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(viii) The Parties shall request that final decision of the arbitrators be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to any Party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding, and the arbitrators’ decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(ix) The fees and expenses of the arbitrators shall be borne equally by Seller and Purchaser, but the decision of the arbitrators may include such award of the arbitrators’ fees and expenses and of other costs and attorneys’ fees as the arbitrators determine appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).

(x) The decision and award of the arbitrators shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 12.2 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally by hand, (b) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), or (c) on the date sent if sent by electronic mail (provided, however, that notice given my electronic mail shall not be effective unless either (i) the recipient confirms receipt by other than automatic means or (ii) a duplicate copy of such electronic mail notice is promptly given by one of the other methods described in this Section 12.2), in each case to the Parties at the following addresses (or at such other addresses or email address as is specified by any Party by providing notice to the other Parties pursuant to this provision):

If to Seller:

Nickel Road Operating LLC

3773 Cherry Creek North Drive, Suite 670

Denver, Colorado 80209

Attention: Andrew Haney

Email: andrew.haney@nickelroadoperating.com

With a copy (which shall not constitute notice) to:

The Cassidy Building

407 Throckmorton Street, Suite 560

Fort Worth, Texas 76102

Attention: Frank Lamsens

Email: flamsens@vortus.com

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With a copy (which shall not constitute notice) to:

Jack R. Luellen

Buchalter

1624 Market Street, Suite 400

Denver, Colorado 80202-2457

Email: jluellen@buchalter.com

If to Purchaser:

Prairie Operating Co.

602 Sawyer Street, Suite 710

Houston, Texas 77007

Attn: Gary Hanna

Email: GH@prairieopco.com

With a copy (which shall not constitute notice) to:

Prairie Operating Co.

50 S Steele Street

Suite 330

Denver, Colorado 80209

Attn: Daniel T. Sweeney, Esq.

Email: ds@prairieopco.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright

1301 McKinney

Suite 5100

Houston, Texas 77010

Attn: Craig S. Vogelsang, Esq.

Email: craig.vogelsang@nortonrosefulbright.com

Section 12.3 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto and other documents delivered pursuant hereto and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 12.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Except as provided in Section 8.8 and Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, and their respective heirs, legal representatives, successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 12.5 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.6 Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. VENUE FOR ALL MATTERS RELATING TO OR ARISING FROM THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF HOUSTON AND THE COUNTY OF HARRIS, STATE OF TEXAS. THE PARTIES EACH CONSENT TO THE VENUE PROVISIONS HEREIN AND IRREVOCABLY WAIVE ANY ASSERTION THAT ANY CLAIMS IT HAS OR MAY HAVE TO CONTEST SUCH VENUE BASED ON PERSONAL JURISDICTION OR FORUM NON CONVENIENS.

Section 12.7 Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Party or Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the Transaction, including with respect to the preparation of the Final Settlement Statement in accordance with Section 1.3(c).

Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute, collectively, one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This Agreement may be validly executed and delivered by electronic transmission.

Section 12.9 Injunctive Relief. The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at law or in equity.

Section 12.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the Parties.

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Section 12.11 Waiver. Any Party may: (a) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (b) waive compliance by the other Parties with any of the other agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in writing. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 12.12 Schedules and Exhibits. The inclusion of any information (including Dollar amounts) in any section of the Schedules or Exhibits attached hereto shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Schedule or Exhibit or is material to or outside the ordinary course of business of Seller. The information contained in this Agreement, the Exhibits, and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by either Party to any Third Party of any matter whatsoever (including, without limitation, any violation of a legal requirement or breach of contract or that a matter does or may have a Material Adverse Effect). Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only. Matters disclosed in each Schedule or Exhibit shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate.

Article XIII
DEFINITIONS AND REFERENCES

Section 13.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1 or in the section, subsections or other subdivisions referred to below:

“Accounting Dispute” has the meaning set forth in Section 1.3(c)(v).

“Accounting Dispute Notice” has the meaning set forth in Section 1.3(c)(iii).

“Accounting Referee” has the meaning set forth in Section 1.3(c)(v).

“Adjusted Purchase Price” has the meaning set forth in Section 1.2(c).

“Affiliate” means, as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that neither Vortus Investment Advisors, LLC, a fund formed by Vortus Investment Advisors, LLC for the purpose of making investments, nor any portfolio company of any such fund other than Seller, shall be considered an Affiliate of Seller.

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“Agreement” means this Asset Purchase Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Allocated Value” means, with respect to each Oil and Gas Property, the portion of the unadjusted Purchase Price allocated to such Oil and Gas Property as set forth on Schedule 1.2(d).

“Allocation Dispute Resolution Period” has the meaning set forth in Section 1.2(e).

“Alternate Transaction” has the meaning set forth in Section 6.3.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, moratorium, injunction, or decree of any Governmental Entity.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, real or personal property, transfer and similar Taxes based upon the acquisition, operation or ownership of the Properties, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assignment” has the meaning set forth in Section 2.2(a)(v).

“Big 4” has the meaning set forth in Section 1.3(c)(v).

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in Denver, Colorado are authorized or required to be closed for business.

“Cash Consideration” has the meaning set forth in Section 1.2(a)(i).

“Casualty Loss” has the meaning set forth in Section 8.9(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim” means any and all Proceedings, claims, or demands.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Commercially Reasonable Efforts” means a Party’s commercially reasonable efforts in accordance with reasonable commercial practice but shall not require any Party to incur any cost or expenditure, assume, incur, or agree to any obligation, restriction or admission of fault being imposed on such Party which, but for this Agreement, it would not otherwise be contractually or legally obligated to incur, assume or agree.

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“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of July 26, 2023, by and between Seller and Prairie Operating Company, LLC, as amended in that certain First Amendment to Confidentiality Agreement dated September 12, 2023 and that Second Amendment to Confidentiality Agreement dated January 6, 2024.

“Contemplated Leasing Activities” has the meaning set forth in Section 6.1(c).

“Cure Period” has the meaning set forth in Section 8.7(b).

“Damages” has the meaning set forth in Section 11.2.

“Defect Deductible” means an amount equal to the sum of (a) Two Million Seven Hundred Thousand Dollars ($2,700,000) and (b) the aggregate amount of the Title Benefit Amounts for all Title Benefits, provided, that if the Title Benefit Amount for any Title Benefit fails to exceed Eighty Thousand Dollars ($80,000), then such Title Benefit Amount shall be disregarded and shall not increase the Defect Deductible.

“Defensible Title” means, as of the Effective Date and the Closing Date, such ownership by Seller that, although not constituting perfect, merchantable, or marketable title, is such that, subject to and except for Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit A-3 or Unit shown on Exhibit A-4 (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), entitles Seller to receive not less than the interest set forth in Exhibit A as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Well or Unit as to the depths identified in Exhibit A-3 or Exhibit A-4, as applicable, without reduction of such interest throughout the productive life of such Well or Unit, except (i) as specifically set forth in Exhibit A, (ii) decreases in connection with those operations permitted hereunder in which Seller is permitted hereunder to be a non-consenting party after the Execution Date, (iii) to the extent caused after the Execution Date by continuous development and partial termination provisions contained in the Leases comprising such Oil and Gas Property, (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries for which a downward adjustment to the Cash Consideration has been made in accordance with Section 1.3, (v) decreases resulting from reversionary interests, carried interests, or horizontal or vertical severances contained in the Leases comprising such Oil and Gas Property, (vi) to the extent resulting from changes in proration units after the Execution Date; provided, that such changes are not a result of any action of Seller or its representatives, (vii) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units or the participating areas therein; provided, that such changes are not a result of any action of Seller or its representatives, or (viii) to the extent resulting from the entry into pooling, communitization, or unitization agreements after the Execution Date to the extent such entry complies with Sections 6.1 and 6.2;

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(b) with respect to each Well shown on Exhibit A-3 or Unit shown on Exhibit A-4, obligates Seller to bear not greater than the interest set forth in Exhibit A-3 or Exhibit A-4, as applicable, as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of such Well or Unit as to the depths identified in Exhibit A-3 or Exhibit A-4, as applicable, without increase throughout the productive life of such Well or Unit, except (i) as specifically set forth in Exhibit A-3 or Exhibit A-4, as applicable, (ii) to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest, (iii) increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, (iv) to the extent resulting from changes in proration units; provided, that such changes are not a result of any action of Seller or its representatives, (v) to the extent resulting from changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein); provided, that such changes are not a result of any action of Seller or its representatives, or (vi) to the extent resulting from the entry into pooling, communitization, or unitization agreements after the Execution Date to the extent such entry complies with Sections 6.1 and 6.2;

(c) with respect to each Lease shown on Exhibit A-1, entitles Seller to the Net Mineral Acres set forth in Exhibit A-1 with respect to such Lease; and

(d) with respect to each Lease shown on Exhibit A-1 and each Well shown on Exhibit A- 3 and Unit shown on Exhibit A-4, is free and clear of all Liens and defects in title.

“Deposit” has the meaning set forth in Section 1.4(a).

“Deposit Release” has the meaning set forth in Section 10.3(a).

“Deposit Release Amount” has the meaning set forth in Section 10.3(a)(i).

“Dollars” or “$” means U.S. Dollars.

“ECMC” means the Colorado Energy and Carbon Management Commission.

“Effective Date” means 7:00 a.m. (Mountain Time) on February 1, 2024.

“Environmental Defect” means, with respect to any given Property, (a) a violation of applicable Environmental Laws in effect as of the Execution Date, attributable to the use, ownership or operation of such Property, (b) a condition on or affecting such Property that violates an Environmental Law, or (c) a condition on or otherwise affecting or arising from such Property with respect to which cleanup, remediation, removal, or remedial, response or corrective action is required under Environmental Law.

“Environmental Defect Notice” has the meaning set forth in Section 8.5(a).

“Environmental Defect Property” has the meaning set forth in Section 8.5(a).

“Environmental Defect Value” means, (a) the reasonably estimated costs and expenses to correct an Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, or (b) the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Seller with respect thereto.

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“Environmental Expert” has the meaning set forth in Section 12.1(a).

“Environmental Information” has the meaning set forth in Section 8.4(d).

“Environmental Laws” means, as the same have been amended as of the Execution Date, all Applicable Laws relating to pollution, the protection, restoration of the environment or, as such relates to Hazardous Materials, Hydrocarbons or NORM, occupational health and safety, natural resources including flora and fauna, or natural resource damages, including any such law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Materials, Release of Hydrocarbons, or to exposure to Hazardous Materials, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq. and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j and all similar state or local acts.

“Environmental Liabilities” means any and all obligations and liabilities arising from, based on, or attributable to any violations of any Environmental Law, adverse health effects from exposure to Hazardous Materials, Hydrocarbons or NORM, Releases of Hazardous Materials, or Release of Hydrocarbons at, on, in, under, affecting or relating to the Properties or the use, operation or ownership of the Properties, incurred or imposed (a) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Entity or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Properties or (b) pursuant to any Proceeding by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Properties.

“Environmental Permits” has the meaning set forth in Section 3.13(d).

“Equipment” has the meaning set forth in Section 1.1(c).

“Escrow Account” has the meaning set forth in Section 1.4(a).

“Escrow Agent” means the Bank of Texas, or such agent as the Parties mutually agree in writing.

“Escrow Agreement” has the meaning set forth in Section 1.4(a).

“Examination Period” has the meaning set forth in Section 8.2(a).

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“Excluded Assets” means (a) the Excluded Records, and (b) those assets set forth in on Schedule XIII.

“Excluded Records” means (a) all corporate, partnership, limited liability company, financial, Income Tax and legal records of Seller that relate to Seller’s business generally, (b) all books, records and files that relate to the Excluded Assets, (c) legal records and legal files of Seller, work product of Seller’s legal counsel, and records protected by attorney-client privilege, but excluding Leases, Applicable Contracts and title opinions; (d) reserve studies, estimates and evaluations, interpretations of seismic data, engineering studies and forecasts, and economic studies; (e) copies of records stored for archival and/or back up purposes; (f) any internal valuations, price forecasts, and interpretative data or documentation; and (g) any books, records, data, files, contracts, agreements, permits, authorizations, immunities, easements, and similar instruments (i) restricted from transfer or disclosure by their respective terms or third-party agreements, and the necessary consents are not obtained pursuant to this Agreement or (ii) the transfer or disclosure of which is subject to the payment of a fee or other consideration, and for which no required consent has been received or for which Purchaser has not agreed in writing to pay the fee or provide such other consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Deposit Release Date” has the meaning set forth in Section 10.3(a)(iii).

“Final Settlement Statement” has the meaning set forth in Section 1.3(c)(i).

“First Deposit Release Date” has the meaning set forth in Section 10.3(a)(i).

“Found Assets” has the meaning set forth in Section 8.10.

“Force Majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) current or future war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riots, or other civil unrest; (d) actions, embargoes, or blockades in effect on or after the Execution Date; (e) declared national or regional emergency; or (f) epidemic, pandemic or similar outbreak or infection.

“Fundamental Representations” means (a) those representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.12; and (b) those representations and warranties of Purchaser set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, and Section 5.10.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, applied on a consistent basis throughout the periods involved.

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“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, tribe, county, municipal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign), including, but not limited to, the SEC.

“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials, poly-chlorinated bi-phenyls, or per- or poly-fluoroalkyl substances (but excluding any Hydrocarbons or NORM).

“Hydrocarbons” means oil, gas, condensate, casinghead gas, other liquid or gaseous hydrocarbons or any combination thereof, and all products and substances extracted, separated, processed, and produced therefrom.

“Imbalance” means over-production, under-production, over-deliveries, under-deliveries, or make-up obligations with respect to Hydrocarbons produced from or allocated to the Wells and the Leases and participating mineral interests, regardless of whether such over-production, under-production, over-deliveries, under-deliveries, or make-up obligations arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and participating mineral interests, and imbalances under gathering or transportation agreements.

“Income Taxes” means any income, capital gains, franchise or similar Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated), but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property, transfer and other similar Taxes.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Independent Expert” has the meaning set forth in Section 12.1(a).

“Knowledge” means all information actually known, and all information that such individual should have known after reasonable investigation and inquiry, to (a) with respect to Seller: Andrew Haney, Dana Johnson, Kit Tincher and Jon Bloomfield, and (b) with respect to Purchaser: Edward Kovalik, Gary Hanna, Craig Owen, David Baumbach, and Wobbe Ploegsma.

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“Leases” has the meaning set forth in Section 1.1(a).

“Letter of Intent” means that Non-Binding Letter of Intent entered into by and between the Parties dated September 12, 2023.

“Lien” means any lien, mortgage, security interest, pledge, charge, option, or encumbrance of any kind (but does not include any rentals, royalties, overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses, production payments and other burdens upon, measured by, or payable out of production of Hydrocarbons).

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate), whether foreseeable or unforeseeable, which, when taken as a whole, is, or is reasonably likely to be, materially adverse (a) to the business, assets, value, results of operations or condition (financial or otherwise) of any Party, the Properties, or the assets or properties of such Party, or (b) to the ability of a Party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument or document entered into or delivered in connection herewith; provided, however, that changes, developments or effects relating to (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (y) changes in Hydrocarbon commodity prices or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the Transaction, shall not be deemed to constitute a Material Adverse Effect and shall not be considered in determining whether a Material Adverse Effect has occurred, and further provided, however, that notwithstanding anything to the contrary above, neither the failure of the SEC to act in a timely fashion nor Purchaser’s inability to satisfy its obligations under Section 5.7 shall constitute a Material Adverse Effect.

“Mineral Fee Interests” has the meaning set forth in Section 1.1(a).

“Net Mineral Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the applicable Seller’s WI in such Lease, provided that if clause (b) and/or (c) of this definition vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Revenue Interest” or “NRI” means an interest (expressed as a percentage, decimal or fraction) in and to all Hydrocarbons produced, saved and sold from or attributable to an Oil and Gas Property, after giving effect to all lessor royalties, non-participating royalties, overriding royalties, production payments, Third-Party lessee’s royalties, carried interests, net profits interests, reversionary interests and other similar burdens upon, measured by or payable out of production therefrom.

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.4.

“NR Operator” has the meaning set forth in the Preamble of this Agreement.

“Oil and Gas Contracts” has the meaning set forth in Section 1.1(b).

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“Oil and Gas Leases” means oil, gas or mineral leases, subleases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest which have been earned by performance or acquired by force pooling, and fee mineral, royalty and overriding royalty interest, net profits interest, carried interests, reversionary interests, farmout rights, options, production payments and other interest payable out of Hydrocarbon production, in each case, in which Seller has an interest.

“Oil and Gas Property” has the meaning set forth in Section 1.1(a).

“Outside Date” means 11:59 p.m. (Mountain Time) on August 15, 2024.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means licenses, permits, franchises, registrations, certificates, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities, including those necessary for the use, ownership, and operation of the Properties.

“Permitted Encumbrances” means:

(a) Liens for Taxes which are not yet delinquent or, if delinquent, which are being contested in good faith by appropriate Proceedings identified on Schedule 3.8;

(b) normal and customary Liens of co-owners under operating agreements, unitization agreements, communitization agreements and pooling orders, or created by operation of Applicable Law relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Seller is not in default and which Liens do not operate, individually or in the aggregate, to reduce Seller’s Net Revenue Interest in any Oil and Gas Property at any time during the productive life thereof to less than the interest shown on Exhibit A-1, Exhibit A-2, Exhibit A- 3, or Exhibit A- 4, as applicable;

(c) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, vendor’s, carrier’s, warehousemen’s, workmen’s, construction and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Applicable Law, but excluding, for the avoidance of doubt, any obligations relating to Taxes), or if delinquent, being contested in good faith by appropriate proceedings;

(d) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce Seller’s Net Revenue Interest in any of the Oil and Gas Properties at any time during the productive life thereof to less than the interest shown on Exhibit A-1, Exhibit A-2, Exhibit A- 3, or Exhibit A- 4, as applicable;

(e) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, Leases and assignments, contracts for purchases or sales of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that, because of statutory cure periods, marketable title acts, statutes of limitations periods and other similar reasons, have not affected or interrupted and are not reasonably expected to affect or interrupt, the claimed ownership of Seller to the Oil and Gas Properties or the receipt of production revenues from the Oil and Gas Properties affected thereby, and which do not operate, individually or in the aggregate, to (x) reduce Seller’s Net Revenue Interest in any Oil and Gas Property at any time during the productive life thereof to less than the interest shown on Exhibit A-1, Exhibit A-2, Exhibit A- 3, or Exhibit A- 4, as applicable or (y) interfere in any material respect with the use, ownership or operation of the Properties;

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(f) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities required in connection with this Transaction that are customarily obtained or made subsequent to such sale or conveyance;

(g) rights reserved to or vested in any Governmental Entity to control or regulate Oil and Gas Properties or interests therein, and all Applicable Laws and any moratorium, prohibition, or restriction on fracing or other operations;

(h) defects identified on any Schedule or Exhibit in this Agreement (including the Proceedings set forth on Schedule 3.6);

(i) preferential rights to purchase to the extent such rights either are not triggered by the consummation of the Transaction or have been waived in writing or by the passage of time by the holder thereof following proper notice to the holder thereof;

(j) consent to transfer requirements of any Person, but only to the extent same either (i) are not triggered by the consummation of the Transaction, or (ii) have been (or, prior to Closing, will be) waived in writing or by the passage of time by the holder thereof;

(k) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(l) rights of a common owner of any interest in rights-of-way, permits, or easements held by Seller and such common owner as tenants-in-common or through common ownership;

(m) easements, conditions, covenants, restrictions, servitudes, surface leases, rights-of-way, plat restrictions, permits and other rights in respect of surface operations, facilities, roads, alleys, highways, pipelines, grazing, logging, canals, ditches, reservoirs, transmission lines, transportation lines, distribution lines, telephone lines, power lines, railways and similar matters, in each case that do not materially interfere with the use, ownership or operation of the Properties;

(n) any Imbalances set forth on Schedule 3.11;

(o) any Title Defect or Environmental Defect that does not meet the threshold for an adjustment of the Purchase Price pursuant to Section 8.6(b);

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(p) any Title Defect or Environmental Defect waived or deemed to have been waived by Purchaser pursuant to Section 8.3(b);

(q) calls on Hydrocarbon production under any contract that has been made available by Seller to Purchaser;

(r) defects affecting ownership interests in any geologic formation other than the Niobrara and Codell formations;

(s) defects based solely on a lack of information in Seller’s files or references to a document if such document is not in Seller’s files, unless Purchaser provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title to the Property;

(t) defects or irregularities arising out of lack of appropriate authorization such as failure to demonstrate of record proper authority for execution by any Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, unless Purchaser provides evidence that the lack of such authorization results in another Person’s competing claim of title to any Oil and Gas Property;

(u) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription;

(v) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents; misspelling of names or use of commonly associated nicknames; omissions of heirship or probate proceedings unless Purchaser provides evidence that the lack thereof has resulted in another Person’s actual and superior claim of title to the Property, or the recording of instruments purporting to affect the title to any Oil and Gas Property by a stranger to the title;

(w) defects arising out of a lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by Applicable Law;

(x) defects arising from any change in Applicable Law after the Execution Date;

(y) encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted by a reasonably prudent operator in taking or purchasing such Leases and for which the lessee would not customarily seek a subordination of such encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(z) encumbrances created under deeds of trust, mortgages, and similar instruments by the grantor under a right-of-way that would customarily be accepted by a reasonably prudent operator in taking or purchasing such rights-of-way;

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(aa) minor defects or irregularities in title which for the applicable statute of limitations period have not delayed or prevented Seller (or Seller’s predecessor, if owned by Seller for less than two (2) years) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from each Well;

(bb) defects or irregularities resulting from or related to the lack of an assignment to Seller of any Oil and Gas Property that Seller earned pursuant to an Oil and Gas Contract, but that has not yet been assigned to Seller; provided such Oil and Gas Property is assigned to Seller prior to the end of the Examination Period;

(cc) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in any applicable Leases, Seller Contracts or Oil and Gas Contracts, if the net cumulative effect of such burdens does not (i) operate to reduce Seller’s Net Revenue Interest in any Oil and Gas Property at any time during the productive life thereof below the Net Revenue Interest for such Oil and Gas Property listed on Exhibit A-1, Exhibit A-2, or Exhibit A-3, or Exhibit A-4, as applicable or (ii) operate to increase Seller’s Working Interest in an Oil and Gas Property at any time during the productive life thereof to more than the Working Interest for such Oil and Gas Property as listed on Exhibit A-1, Exhibit A-2, or Exhibit A-3, or Exhibit A-4, as applicable (unless there is a corresponding increase in the Net Revenue Interest);

(dd) defects arising from the failure of Exhibit A to reflect any leased or any unleased mineral interest where the owner thereof was treated as a nonparticipating co-tenant during the drilling of any well;

(ee) defects due to lack of rights-of-way for third party gathering and transportation pipelines or facilities; and

(ff) defects of which Purchaser had actual Knowledge prior to the execution date of the Confidentiality Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, other entity, or Governmental Entity.

“Post-Closing Defect” has the meaning set forth in Section 8.7(a).

“Proceedings” means all proceedings, actions, suits, audits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Properties” has the meaning set forth in Section 1.1.

“Purchase Price” has the meaning set forth in Section 1.2(a)(ii).

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnitees” has the meaning set forth in Section 11.2.

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“Purchaser Operator” has the meaning set forth in the Preamble of this Agreement.

“Purchaser’s Environmental Consultant” has the meaning set forth in Section 8.4(a).

“Purchaser’s Environmental Review” has the meaning set forth in Section 8.4(a).

“Purchaser’s Title Review” has the meaning set forth in Section 8.2(a).

“Records” has the meaning set forth in Section 1.1(g).

“Registration Statement” means any registration statement for a primary issuance of securities by Purchaser (which, for the avoidance of doubt, may be a registration statement on Form S-1 or a “shelf” registration statement on Form S-3 if Purchaser is eligible to use such registration statement) to be filed with the SEC by Purchaser following the execution of this Agreement in connection with a primary offering of equity securities of the Company pursuant to a Registration Statement, or any other public or private capital raising transaction pursued by Purchaser prior to the Closing Date in order to fund the Cash Consideration.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Material into or upon any soil, sediment, subsurface strata, surface water, groundwater, or drinking water supply.

“Release of Hydrocarbons” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hydrocarbons into or upon any soil, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Entity under Applicable Law.

“Remaining Deposit” has the meaning set forth in Section 10.3(b).

“Request Date” has the meaning set forth in Section 1.3(c)(iv).

“Representatives” has the meaning set forth in Section 6.3.

“Responsible Party” means the “Operator of Record” (as defined in the Act) who conducts an oil and gas operation in a manner which is in contravention of any then-applicable provision of the Oil and Gas Conservation Act of the State of Colorado (the “Act”), or of any rule, regulation, or order of the ECMC, or of any permit, that threatens to cause, or actually causes, a significant adverse environmental impact to any air, water, soil, or biological resource. “Responsible Party” includes any person who disposes of any other waste by mixing it with exploration and production waste so as to threaten to cause, or actually cause, a significant adverse environmental impact to any air, water, soil, or biological resource.

“Rule 218” means Rule 218 of Section 2 Colorado Code of Regulations Section 404-1-218.

“Rules” has the meaning set forth in Section 12.1(c)(i).

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“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Contracts” has the meaning set forth in Section 3.9(a).

“Seller Indemnitees” has the meaning set forth in Section 11.3.

“Seller Non-Fundamental Representations” means each of Seller’s representations and warranties set forth in Article III that are not Fundamental Representations.

“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Seller, any of Seller’s direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 7.4(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 1.3(a)(i)(C) and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 7.4(c)) (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Properties and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) and (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Properties, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Time.

“Seller’s Interim Net Cash Flow” means during the period from October 1, 2023, to the Effective Date, the amount of all proceeds from the sale of Hydrocarbons produced from or allocable to the Oil and Gas Properties (net of applicable royalties, overriding royalties and other similar burdens on production and net of the Asset Taxes allocable to Seller’s interest) less all expenses (which, for purposes of this definition mean all capital expenditures as set forth on Schedule 3.10(a), lease operating expenses, and all overhead charges under applicable operating agreements, all other overhead charges actually charged by Third Parties, but excluding Taxes and general and administrative expenses) to the extent incurred in the ownership, maintenance, or operation of the Oil and Gas Properties.

“Seller’s Office” means Seller’s office located in Denver, Colorado, as may be moved or changed from time to time.

“Spud Fee” has the meaning set forth in Section 1.2(b).

“Straddle Period” means any Tax period that begins before and ends after the Effective Date.

“Survival Period” has the meaning set forth in Section 11.1(a).

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“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, unclaimed property and escheat obligations, levies, fees, imposts, duties, assessments and other governmental charges in the nature of a tax imposed by any Governmental Entity or Taxing Authority, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security, disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, (b) any interest, penalties, fines or additions to tax imposed by a Governmental Entity or Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any item described in clauses (a) or (b) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Allocation” has the meaning set forth in Section 1.2(e).

“Tax Representations” means each of Seller’s representations and warranties set forth in Section 3.8 (and the affirmation thereof set forth in the certificate delivered at the Closing by Seller).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information (including any attachment thereto and any amendment thereof) filed with or submitted to or required to be filed with or submitted to, any Governmental Entity or Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxing Authority” means any Person who has the authority to assess or collect any Tax.

“Termination Date” has the meaning set forth in Section 6.3.

“Third Party” means any Person other than a Party or an Affiliate of a Party (including any Governmental Entity).

“Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller in any Oil and Gas Property, without causing a greater than proportionate increase in any of Seller’s Working Interest above that shown in Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit A-4, as applicable, or (ii) decrease the Working Interest of Seller in any Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, Exhibit A-3, or Exhibit A-4, as applicable, without causing a decrease in Seller’s Net Revenue Interest.

“Title Benefit Amount” means the upward adjustment to the Cash Consideration resulting from a Title Benefit identified and noticed by Seller pursuant to Section 8.3(e), in an amount agreed upon by the Parties, each acting in good faith.

“Title Benefit Notice” has the meaning set forth in Section 8.3(e).

“Title Benefit Property” has the meaning set forth in Section 8.3(e).

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“Title Defect” means any particular defect in or failure of Seller’s ownership of any Oil and Gas Property that causes Seller not to have Defensible Title to such Oil and Gas Property.

“Title Defect Amount” has the meaning set forth in Section 8.3(g).

“Title Defect Notice” has the meaning set forth in Section 8.3(a).

“Title Defect Property” has the meaning set forth in Section 8.3(a).

“Title Expert” means a title attorney working with or for Tyson Gurney & Hovey LLC, 1801 Broadway, Suite #531, Denver, Colorado, 80202, with at least ten (10) years’ experience in oil and gas titles in the State of Colorado, or if no such attorney is able or willing to participate as Title Expert then an independent title attorney meeting the same experience requirements, as selected by mutual agreement of Purchaser and Seller or absent such agreement within a ten (10)-day period, in accordance with the Rules.

“Transaction” has the meaning set forth in the Recitals of this Agreement.

“Transfer Taxes” means all sales, use, transfer, stamp, registration, documentary, recording, and similar Taxes (but excluding Income Taxes) arising out of or incurred in connection with the transfer of the Properties to Purchaser.

“Transition Services Agreement” means a Transition Services Agreement reasonably acceptable to Seller and Purchaser to be entered into at Closing by Nickel Road Operating LLC and Purchaser.

“Underwriter” means a nationally recognized, top-tier investment bank with expertise and experience in primary securities offerings in the upstream oil and gas sector.

“Units” has the meaning set forth in Section 1.1(a).

“U.S.” means the United States of America.

“Wells” has the meaning set forth in Section 1.1(a).

“Working Interest” or “WI” means the percentage of costs and expenses attributable to the exploration, maintenance, development and operation of an Oil and Gas Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

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Section 13.2 References and Construction.

(a) All references in this Agreement to articles, sections, subsections, and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument, or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(g) The word “or” is not intended to be exclusive and the word “includes”, and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h) References to “written” or “in writing” include in electronic form.

(i) A reference to any Person includes such Person’s successors and permitted assigns.

(j) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(k) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement, and the Parties specifically acknowledge that the Allocated Values set forth on Schedule 1.2(d) have been agreed among them, and no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in calculating them.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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Executed, as of the Execution Date, by:

SELLER:

NICKEL ROAD DEVELOPMENT LLC

By:	/s/ Andrew Haney
Name:	Andrew Haney
Title:	Co-President

NR OPERATOR:

NICKEL ROAD OPERATING LLC

By:	/s/ Andrew Haney
Name:	Andrew Haney
Title:	Co-President

[Signature Page to Asset Purchase Agreement]

Executed, as of the Execution Date, by:

PURCHASER:

PRAIRIE OPERATING CO.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

PRAIRIE OPERATING CO., LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A-1

Leases

[Attached.]

Exhibit A-1

Exhibit A-2

Mineral Fee Interests

[Attached.]

Exhibit A-2

Exhibit A-3

Wells

[Attached.]

Exhibit A-3

Exhibit A-4

Units

[Attached.]

Exhibit A-4

Exhibit B

Oil and Gas Contracts

[Attached.]

Exhibit B

Exhibit C

Equipment

[Attached.]

Exhibit C

Exhibit D

Surface Use Agreements

[Attached.]

Exhibit D

Exhibit E

Permits

[Attached.]

Exhibit E

Exhibit F

Non-foreign Certificate

[Attached.]

Exhibit F

Exhibit G

Nickel Road Drilling Permits

[Attached.]

Exhibit G

Exhibit H

Escrow Agreement

[Attached.]

Exhibit H

Exhibit I

Form of Assignment and Bill of Sale

[Attached.]

Exhibit I

Exhibit J

Form of Transition Services Agreement

[Attached.]

Exhibit J

Exhibit K

Leasing Restrictions

[Attached.]

Exhibit K